As filed with the Securities and Exchange Commission on June 13, 2014

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

MASSROOTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	46-2612944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6525 Gunpark Drive, Ste. 370 #150, Boulder, CO 80301
(720) 442-0052
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

______________________

Isaac Dietrich, Chief Executive Officer

MassRoots, Inc.
6525 Gunpark Drive, Ste. 370 #150

Boulder, CO 80301
(720) 442-0052
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

______________________

Please send copies of all communications to:

Peter J. Gennuso, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017 Tel: (212) 908-3958 Fax: (212) 344-6101	Isaac Dietrich, Chief Executive Officer MassRoots, Inc. 6525 Gunpark Drive, Ste. 370 #150 Boulder, CO 80301 Tel: (720) 442-0052

______________________

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [x]

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	(1) 38,909,000	$0.10	$3,890,900	$501.15
Common Stock, par value $0.001 per share, issuable upon conversion of Debentures	(2) 2,691,000	$0.10	$269,100	$34.66
Common Stock, par value $0.001 per share, issuable upon exercise of Debenture Warrants	(2) 1,345,500	$0.10	$134,550	$17.33
Common Stock, par value $0.001 per share, issuable upon exercise of Common Stock Warrants	(2) 1,029,500	$0.10	$102,950	$13.26
Common Stock, par value $0.001 per share, exercise of Consulting Warrants	(2) 6,425,000	$0.10	$642,500	$82.76
Total	50,400,000		$5,040,000	$649.15*

(1) The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus. Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

*Registration fee was paid in relation to the filing of a draft registration statement on April 24, 2014, file number 377-00577 (Accessin No. 0000721748-14-000399)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION Dated June 13, 2014

MASSROOTS, INC.

50,400,000 Shares of Common Stock

This prospectus relates to the resale of up to 50,400,000 shares of our common stock, of which: (1) 38,909,000 shares are currently issued and outstanding; (2) 2,691,000 shares are issuable upon the conversion of outstanding convertible debentures; and (3) 8,880,000 shares are issuable upon the exercise of outstanding warrants. The selling security holders named in this prospectus are offering to sell shares of our common stock of MassRoots, Inc. through this prospectus and they may be deemed “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is presently not traded or reported on any market, securities exchange or quotation system. After the effective date of this prospectus, the selling security holders may offer the shares covered herein in negotiated transactions or otherwise at a fixed price of $0.10 per share and thereafter at market prices prevailing at the time, or at privately negotiated prices. The selling security holders will pay all brokerage commissions and discounts attributable to the sale of the shares, plus brokerage fees. The selling security holders will receive all of the net proceeds from the offering. We will bear all costs associated with the registration of the shares covered by this prospectus.

We have not made a decision to seek quotation on the Over-the-Counter Bulletin Board (“OTCBB”) at this time and there is no guarantee that quotation will be sought. Until our common stock is quoted on the OTCBB, selling security holders must sell their shares at the fixed price of $0.10 per share. In the event we file an application with FINRA for a quotation and we are cleared by FINRA for quotation, then the selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this prospectus is a part is declared effective by the SEC; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 7 before you decide to purchase any of our common stock.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the prospectus section titled “Emerging Growth Company Status” starting on page 3.

Our common stock is presently not listed on any national securities exchange or reported on any quotation system. Subsequent to the initial filing date of the registration statement on Form S-1, in which this prospectus is included, we may have an application filed on our behalf by a market maker for approval of our common stock for quotation on the OTCBB quotation system. No assurance can be made, however, that we will choose to file such an application or will be able to locate a market maker to submit such application or that such application will be approved.

The Company is currently in the development stage and has minimal operations and revenues to date and there can be no assurance that the company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment. Investing in our securities involves a high degree of risk. You should purchase these units only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2014

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

1

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “MassRoots,” the “Company,” “we,” “us” and “our” or similar terms are to MassRoots, Inc. Unless otherwise indicated, all share and per share information relating to our common stock in this prospectus has been adjusted to reflect the “Exchange” which occurred during our “Reorganization”. See “The Reorganization And Previous Offerings” for additional discussion of the Exchange and Reorganization.

Our Company

MassRoots is a mobile network for the cannabis community. Our semi-anonymous mobile network is a platform where people can share their cannabis-related experiences, discover the highest-quality content and connect with like-minded individuals.

Since launching in July 2013 through June 7, 2014, MassRoots has grown into a community of 134,000 users that have interacted with each other 30.7 million times. Our mobile apps are now opened more than 1.8 million times every month.

From the inception of MassRoots to December 31, 2013, we have incurred a net loss of $919,123 and our auditors have issued a going concern opinion. We do not plan on monetizing our network until we reach at least one million users and, as such, will have to raise additional capital to continue operations.

Background

MassRoots, Inc. was formed on April 24, 2013 to be a mobile network for the cannabis community. We define cannabis community as individuals who engage in the use of cannabis which is permissible under state law. Given the history of cannabis in the United States, many people would prefer to keep their cannabis experiences separate from Facebook, Instagram and Twitter where a user’s family, co-workers and employers may be connected with them. Our goal was to provide a platform where users were not required to provide personally identifiable information, as to create a semi-anonymous environment where users feel comfortable posting about cannabis.

Given that consumers are shifting their digital consumption habits from desktop computers to mobile devices, our primary focus was developing an iOS App for use on iPhones and iPads. The MassRoots management team firmly believes in lean-startup methodology, which dictates that companies should focus on developing a minimum viable product, launch it to consumers, and then gain their feedback before spending time and resources on a full product pipeline. As such, we launched the minimum-viable MassRoots iOS App on July 16, 2013. Since that time, the MassRoots development team added several features to the iOS App, including symbol support (such as smiley faces), double-click to like pictures, a news feed to show a user’s friends' activity on the network, as well as restructuring the application and database to handle tens of thousands of monthly active users. The MassRoots iOS App remains MassRoots’ primary source of new users, usage and support – with a five star review in the iOS App Store from several hundred users as of March 15, 2014.

Shortly after launching the iOS App, we began developing an Android App to make MassRoots available to more people on more devices. However, Android development proved to be far more costly and difficult than we had anticipated due to the 2,500+ devices that currently have the Android operating system, the complexity of our App and the financial limitations of the Company. We launched a minimum viable product in late September 2013, however it was only able to run on a small percentage of Android devices. We decided in mid-October to completely redevelop our Android App with a newly retained development team. We successfully re-launched a minimum viable product on Android in late February 2014. The Android App remains roughly three months behind the iOS App in terms of functionality and user-experience.

Since its inception, our sole objective has been to grow its user-base and acquire market share. As of June 7, 2014, MassRoots has built a network of approximately 134,000 users, facilitated 30.7 million interactions and our mobile applications are being opened more than 1.8 million times each month.

MassRoots’ Value Proposition to Users:

With approximately 134,000 users, MassRoots continues to grow. People primarily use MassRoots for the following reasons:

  Semi-Anonymous. Given the history of cannabis in the United States, many people would prefer to keep their cannabis experiences separate from Facebook, Instagram and Twitter where a user’s family, co-workers and employers may be connected with them. By providing a platform where users are not required to provide personally identifiable information, MassRoots provides a semi-anonymous environment where users feel comfortable posting about cannabis. The MassRoots network is semi-anonymous in that it does not require a user’s real name, email address or phone number to join; however, many users voluntarily provide this information so the network is not entirely anonymous.
  Focus on Cannabis. On other social networks, users are inundated with inconsistent and disinteresting content, exacting little control over what they are exposed to. As a network entirely dedicated to cannabis, MassRoots users a) only come to the network if they’re interested in cannabis, b) know what to expect when they access their account and c) regularly report and remove content that is illegal or not related to cannabis.
  Active and Insightful Community. The MassRoots community is what makes the network successful and is primarily comprised of regular cannabis consumers with extensive cannabis-related experience and knowledge. Whether people are looking to find the best cannabis content, find answers to their questions or connect with the community at large, MassRoots’ thriving and rapidly growing network provides the solution.

MassRoots’ Value Proposition to Advertisers:

To date, MassRoots has solely focused on building out its user-facing platforms and growing its network; businesses are only interested in advertising on networks with a large and active user base, which we are just now starting to achieve. Over the coming months, we will be unveiling a self-service advertising portal for dispensaries, glass shops and cannabis brands looking to market themselves to cannabis consumers. The reasons we believe that they will advertise on MassRoots are:

  Nature of MassRoots Users. The typical MassRoots user is an active cannabis consumer, which is the target demographic for cannabis-related businesses. MassRoots allows these businesses to maximize their lead on target. Unlike other forms of advertising like magazine, banner and display ads that are seen by the general population, every dollar spent on MassRoots advertising puts their product and service directly in front of cannabis consumers. Additionally, the most active users on MassRoots are generally the most active cannabis users, offering an engaging audience for advertisers to communicate with directly.
  Social Endorsements of Products and Services. The majority of cannabis consumers do not feel comfortable recommending cannabis-related products and services on Facebook, Instagram and Twitter as their family and co-workers follow them on these networks. By introducing a social recommendation tool similar to Facebook’s, MassRoots will allow cannabis consumers to recommend their favorite strains, products and services to their friends on MassRoots and the community at large.
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  Necessity. Currently, Google, Facebook and Twitter prohibit cannabis-related advertising on their networks, forcing cannabis-related companies to rely on magazine, billboard and other alternative forms of advertising that may be far less cost effective due to their broad and un-targeted nature. We believe there is a need for a self-service advertising portal that enables cannabis-related businesses to reach potential customers by digital channels. The MassRoots platform will be compelling for advertisers as it offers direct access to a precise segment of their target market as well as an extensive set of metrics to determine the effectiveness of advertising campaigns.
  Reaching Consumers on Mobile Devices. Mobile advertising is quickly becoming a valuable and effective way for businesses to market themselves. As MassRoots’ users are almost entirely mobile-based, MassRoots will provide cannabis businesses a unique and extremely valuable channel to reach cannabis consumers directly on their mobile devices.
  Location-Based Solutions. After a user grants MassRoots permission to use their location, we then have the ability to target advertisements based on a user’s location. For advertisers with physical locations, this will enable them to target their advertising by zip code, ensuring their marketing reaches their target consumers. This will also provide demographic data on emerging cannabis markets, providing value for companies as they improve their offerings locally and begin to expand their operations.

MassRoots’ Value Proposition to Developers:

Over the coming months, we will be introducing an Application Programming Interface (API) to developers looking to integrate MassRoots’ network into their cannabis-related platform. The benefits to developers are:

  One Click Registration and Sign-In. Users do not like creating usernames, passwords and profiles for every app and website they access, which underlies the recent popularity of the “Sign in with Facebook” button. However, because the majority of cannabis consumers do not feel comfortable syncing their Facebook profile with cannabis-related websites and apps, we believe there is a need for a “Login with MassRoots” button on cannabis-related digital properties. This will not only allow users to sync data between applications and save time, but also give developers access to data and services they otherwise would not have.
  Real-Time Content Displayed on Digital Properties. Whether it is posts about a cannabis-related event, a particular strain of cannabis, or any given cannabis product, MassRoots’ approximately 134,000 users are constantly posting high-quality, user-generated content that developers will be able to integrate and display on their own websites in real-time in a similar manner as Facebook Pages and Live Tweets.
  Content Distribution. Similar to users “Pinning” items on Pinterest, MassRoots’ API will allow users to easily share cannabis-related photos, articles, products and events they find on the Internet. This allows content providers to gage which products or articles are most popular or “trending,” gain feedback from the cannabis community and boost their website traffic as they enhance their social reputation.

MassRoots’ Value Proposition to Investors:

For investors looking to capitalize on the rapidly growing cannabis industry which is permissible under certain state laws, MassRoots presents a unique and valuable opportunity for the following reasons:

  Owning the Marketing and Distribution Channel. By creating a network of end cannabis consumers, MassRoots is creating a valuable marketing and distribution channel for cannabis and its ancillary products. MassRoots will give businesses the ability to market their products and services directly to cannabis consumers, on their mobile devices, in a non-intrusive manner - a unique and effective service that we believe will deliver results to the advertiser and create value for MassRoots shareholders.
  Growth as a Barrier to Entry. Network effects have come to dominate consumer habits. Google Plus failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to gain market share due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using – every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry grows ever higher.
  The Right Industry, the Right Time, the Right Product. MassRoots sits at the intersection of mobile technology and cannabis, two rapidly growing industries. Per a 2013 ArcView Market Research Report, 58% of the American people support the legalization of cannabis, while 14 states are projected to pass adult-use laws and two states medical-use laws within the next five years. This is projected to cause permissible cannabis sales under state laws to grow from $1.43 billion in 2013 to $10.2 billion by 2018. MassRoots has built a mobile network for the cannabis community that has approximately 134,000 users and continues to grow. Over the coming months, we will be adding new features for our users, advertisers and developers that will expand the reach and utility of our network, further accelerating growth and creating significant shareholder value.

Company Information

We are a Delaware corporation. Our address is 6525 Gunpark Drive, Ste. 370 #150, Boulder, CO 80301, our telephone number is (720) 442-0052 and our website is www.MassRoots.com. The information on our website or mobile apps is not a part of this prospectus.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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THE OFFERING

Securities offered	Up to 50,400,000 shares of our common stock.

Offering price	$0.10 per share for the duration of the offering relating to the resale of our common shares or until such time as the stock is quoted on the OTCBB or listed on an exchange at which time the selling security holders may then sell at the prevailing market price.

Common stock outstanding before this offering	38,909,000 shares.

Common stock to be outstanding after this offering	Up to 50,400,000 shares, provided all outstanding convertible debentures and warrants are converted and exercised, respectively.

Use of proceeds	We will not receive any proceeds from the resale of the common stock or the conversion of outstanding convertible debentures into common stock. However, we may receive up to $1,904,050 in gross proceeds from the exercise of outstanding warrants. For a more complete description, see “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 7 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.

Market for Common Stock

Our common stock is not presently quoted on or traded on any securities exchange or reported on an automatic quotation system and we have not yet applied for quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock. If we decide to seek quotation on the OTCBB, we must obtain a market maker to file an application with the Financial Industry Regulatory Authority (FINRA) on our behalf. There is a risk that we may not be able to obtain a market maker to file such an application. If a market maker does file an application on our behalf, it may take as long as nine (9) months to one (1) year to be approved by the FINRA. We may or may not seek to have a market maker file a Listing Application on our behalf.

Dividends	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

The number of shares of our common stock outstanding before this offering and that will be outstanding after completion of this offering excludes:

•	2,050,000 shares of common stock issuable upon the exercise of options granted under our 2014 Equity Incentive Plan to certain employees and directors, which has not vested as of June 11, 2014, will not vest within 60 days of June 11, 2014, and/or contains performance-based vesting conditions; and
•	3,150,000 shares of common stock reserved for issuance remaining under our 2014 Equity Incentive Plan, or 2014 Plan (which includes the 2,050,000 shares of common stock issuable upon the exercise of options granted as described above) of as well as any future increases in the number of shares of our common stock reserved for issuance under the 2014 Plan

  Except as otherwise indicated, the information in this prospectus assumes or gives effect to:

•	all outstanding convertible debentures and warrants are converted and exercised, respectively; and
•	per share amounts and shares has been adjusted to reflect the “Exchange” which occurred during our “Reorganization”.

THE REORGANIZATION AND PREVIOUS OFFERINGS

The following is a discussion detailing the transactions in which the selling security holders acquired the securities described in this prospectus.

MassRoots was incorporated in the state of Delaware on April 24, 2013. Our original Certificate of Incorporation authorized the issuance of 1,000 shares of common stock with a par value of $1.00 per share.

On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange, as defined herein) to the Company’s CEO and Chairman, Isaac Dietrich, to repay $17,053 in short term borrowings from him and for services provided. The Company also approved the issuance of 3.75, 3.00, and 3.00 shares of common stock (1,142,493, 913,994, and 913,994 shares post-Exchange) to the Company’s officers, Hyler Fortier, Stewart Fortier, and Tyler Knight, respectively, in exchange for their services. In addition, options to purchase 42.81, 11.25, 9.0, and 9.0 shares (13,042,695, 3,427,478, 2,741,982 and 2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share were issued to Mr. Dietrich, Ms. Fortier, Mr. Fortier, and Mr. Knight, respectively. The options vested through January 1, 2017 and contained an acceleration clause which was triggered on January 1, 2014 that caused all options to vest immediately. On that date, all outstanding options were exercised at that time by each officer named herein.

The Original Offering

In connection with an offering to occur in October 2013, the Company filed an Amended and Restated Certificate of Incorporation which authorized the issuance of 21 shares of preferred stock with a par value of $1.00 per share, 17.65 shares of which were designated as Series A Preferred Stock. Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in liquidation and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends).

In October 2013, the Company entered into agreements to issue 5.88, 5.88, and 5.89 Series A Preferred shares (1,791,430, 1,791,430, and 1,791,430 common shares post Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for a $50,000 investment from each. In addition, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton for financial consulting services (collectively, the “Original Offering”).

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The Reorganization, March 2014 Offering and Registration Rights

In preparation for the March 2014 Offering (as defined herein) and the Company’s intention of becoming a publicly traded entity, on March 18, 2014 the Company entered into an Agreement and Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Amended and Restated Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock and amended the par value of the Company’s common stock to $0.001 per share; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis (including the accrued divided); and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

In March 2014, we raised gross proceeds of $475,000 through an offering of our securities to certain accredited and non-accredited investors consisting of: (i) $269,100 face amount of convertible debentures convertible into up to 2,691,000 shares of the Company’s common stock at $0.10 per share (the “Debentures”), together with warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share (“Debenture Warrants”); and (ii) 2,059,000 shares of our common stock at $0.10 per share (“Common Stock”) with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the Common Stock purchased, at $0.40 per share (the “Common Stock Warrants”, together with the Debentures, the Debenture Warrants, and the Common Stock, the “March 2014 Offering”). Five investors received Debentures and Debenture Warrants, while 36 accredited and unaccredited investors received the Common Stock and Common Stock Warrants.

The Debentures mature on March 24, 2016 and do not accrue interest. If any amount of the Debentures remains outstanding on March 24, 2016, the unconverted portion of the Debentures shall automatically be converted into shares of Company’s common stock at $0.10 per share. Each of the Debenture Warrants and Common Stock Warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date.

In connection with the March 2014 Offering, we entered into certain registration rights agreements (the “Registration Rights Agreement”), whereby we agreed to use our commercially reasonable efforts to prepare and file a registration statement with the SEC within forty-five (45) days after March 24, 2014, covering all outstanding shares of common stock (including all shares of Common Stock sold in the March 2014 Offering), in addition to all shares of common stock underlying the Debentures, Debenture Warrants, and Common Stock Warrants.

Additionally, as payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess Opportunity Fund, II LP (“Dutchess”) a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share (the “$0.001 Consulting Warrants”), and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share (the “$0.40 Consulting Warrants”, and together with the $0.001 Consulting Warrants, the “Consulting Warrants”) (the $0.40 Consulting Warrants, the Common Stock Warrants, and the Debenture Warrants, are collectively known as the “$0.40 Warrants”). The Consulting Warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date.. The Company also granted certain registration rights to Dutchess covering all shares of common stock issuable upon the excise of the Consulting Warrants.

Each of the Debentures, the Debenture Warrants, the Common Stock Warrants, and Consulting Warrants contain a provision which prevent the Company from effecting the conversion or exercise of the respective debenture or warrant, to the extent that, as a result of such conversion or exercise, the holder beneficially owns more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company's common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion or exercise (collectively, the “4.99% Blocker”).

Offerings Under the 2014 Equity Incentive Plan

On June 6, 2014, each of Ean Seeb, Tripp Keber, and Sebastian Stant received a stock award of 250,000 shares of our common stock, while Jesus Quintero, the Company’s Chief Financial Officer, received a stock award of 100,000 shares of our common stock as compensation for their service. Each of Ean Seeb, Tripp Keber, and Sebastian Stant also received unvested options to purchase shares of our common stock pursuant to our 2014 Equity Incentive Plan; shares of common stock underlying such options are not covered under this registration statement (see “Executive Compensation” for more details).

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SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	For the period April 24, 2013 to December 31, 2013	For the quarter-ended March, 31, 2014

Revenue	$470	$995

Loss from operations	$919,593	$682,465

Net loss	$919,123	$682,465

Balance Sheet Data

	December 31, 2013	March 31, 2014

Cash	$80,479	$326,876

Total assets	$82,573	$335,368

Total liabilities	$1,846	$143,704

Total stockholders’ equity (deficit)	$80,727	$191,665

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RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have less than one year of corporate operational history, it is extremely difficult to make accurate predictions and forecasts on our user growth and finances. This is compounded by the fact we operate in both the technology and cannabis industries, two rapidly transforming industries. There is no guarantee our products or services will remain attractive to potential and current users as these industries undergo rapid change.

As a growing technological company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

While we have less than one year of operational history, we have not yet produced a net profit and may not in the near future, if at all. For the period from our inception, April 24, 2013, through December 31, 2013, we incurred a net loss of $919,123. While we expect our revenue to grow significantly, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the technological fields, such as Twitter, Inc., have a significantly larger user base and revenue stream, but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

Risks Relating to Our Business and Industry

New platform features or changes to existing platform features could fail to attract new users, retain existing users or generate revenue.

Our business strategy is dependent on its ability to develop platforms and features to attract new users and retain existing ones. Staffing changes, changes in user behavior or development of competing networks may cause users to switch to alternative platforms or decrease their use of our platform. To date, we have not released products and services to the business community beyond beta tests involving 10-20 companies. There is no guarantee that companies and dispensaries will use these features and we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our properties:

•	Emergence of competing websites and applications;
•	Inability to convince potential users to join our network;
•	A decrease or perceived decrease in the quality of posts on the network;
•	An increase in content that is irrelevant to our users;
•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;
•	An increase in the level of advertisements may discourage user engagement;
•	A rise in safety or privacy concerns; and
•	An increase in the level of spam or undesired content on the network.

Failure to properly scale our network could result in diminished user experience.

To date, we have been able to sustain approximately 134,000 users with only minor issues. As we potentially scale to hundreds of thousands and millions of users, the network's infrastructure as it relates to storage space, bandwidth, processing ability, speed and other factors may begin to deteriorate or fail completely. This may result in deteriorating user experience, system failures or system outages for continued periods of time. Additionally, issues with cross- compatibility of our Android, iOS and Web properties may cause system glitches, failures or other technical issues.

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Conflicts of interest may arise from other business activities of our directors and officers.

Several of our officers and directors are engaged in business activities outside of MassRoots that may cause conflicts of interest to arise. Our Chief Executive Officer, Isaac Dietrich, is also the President of RoboCent, Inc. (“RoboCent”), a political technology company. Per RoboCent's bylaws, it is party and cause-agnostic, meaning RoboCent is retained by candidates of both parties that may be supportive or opposed to cannabis legalization. While RoboCent is not currently retained by any campaigns or political action committees directly related to cannabis legalization, it is possible for it to be retained by committees seeking to pass or defeat cannabis legalization initiatives. Mr. Dietrich is no longer involved in the day-to-day operations of RoboCent, nor is he involved RoboCent's client relations. Mr. Dietrich spends less than one hour per week on RoboCent-related matters and spends 40+ hours per week on MassRoots-related work.

Our Chief Financial Officer, Jesus Quintero, is also the CFO of Brazil Interactive Media, Inc. We currently do not have any agreements with Brazil Interactive Media, Inc. Mr. Quintero spends roughly 10 hours per week on MassRoots-related work.

Our independent director, Tripp Keber, is the Managing Partner of Dixie Elixirs & Edibles (“Dixie”), a cannabis edibles brand in Colorado. Dixie is one of MassRoots' partners in beta-testing advertising strategies; however, there is not currently a financial relationship between the two companies.

Our other independent director, Ean Seeb, is also a partner at Denver Relief Consulting LLC. In this capacity, he advises dispensaries and other cannabis-related companies on regulatory compliance, dispensary operations and marketing. His seat on the MassRoots Board of Directors may cause other cannabis-related consulting agencies and competitors to Denver Relief Consulting LLC's clients to be hesitant to advertise with MassRoots. Potential conflicts of interest may arise from Ean Seeb's position as Chairman of the National Cannabis Industry Association (“NCIA”), the leading trade group of the cannabis industry. While MassRoots has been in agreement with the NCIA's decisions and actions to date, we cannot guarantee conflicts will not arise in the future.

Stewart Fortier, our director and our Chief Technology Officer, Tyler Knight, our Chief Marketing Officer, and Hyler Fortier, our Chief Operating Officer, are not currently involved in any business outside of MassRoots and devote 100% of their time towards MassRoots-related matters.

We will need to raise additional capital to continue its operations over the coming year.

We anticipate the need to raise an additional $500,000 to fund our operations through the end of the second quarter of 2015. We expect to use these cash proceeds, in addition to the capital on hand, primarily to accelerate our user growth, implement consumer-facing features to boost engagement, develop and market a self-service advertising portal for cannabis-related businesses, and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational. In connection with the March 2014 Offering, we issued the $0.40 Warrants and the $0.001 Consulting Warrants. The exercise of the $0.40 Warrants and the $0.001 Consulting Warrants would result in approximately $1,904,050 to be provided to MassRoots for general corporate expenditures. However, we cannot guarantee that the $0.40 Warrants and the $0.001 Consulting Warrants will be exercised before MassRoots runs out of operational capital.

Our monetization strategy is dependent on many factors outside our control.

We do not plan to aggressively pursue a monetization strategy until we reach one million users. There is no guarantee we will reach one million users nor is there any guarantee that businesses will want to advertise on our platform. Furthermore, our competitors may introduce more advanced advertising portals that deliver a greater value proposition to cannabis related businesses over the coming months. For example, Google, Facebook and Twitter may decide to allow cannabis-related advertising on their platforms, significantly increasing the competitive environment. Users may stop using our products for many reasons, including the addition of advertising, preventing any monetization from occurring. The development of our advertising platform may take longer than expected and cost more money than projected. Dispensaries may not have credit or bank cards due to banking regulations, which could significantly increase the cost and time required for us to generate revenue. All these factors individually or collectively may preclude us from effectively monetizing our business.

Operating a network open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our network and services are only to be used by users who are over 18 years old and located where the use of cannabis is permissible under state law and only in a manner which would be permissible under the applicable state law. However, it is impractical to independently verify that all activity occurring on our network fits into this description. As such, we run the risk of federal and state law enforcement prosecution, especially if our network is used in states where cannabis is not permitted under state law; by gangs, cartels, or criminal enterprises; and/or by minors.

We have taken several steps which attempt to prevent the use of our network in manners which violate our Terms and Conditions. For example, we have an aggressive content reporting review policy to remove any content which violates our Terms and Conditions. Any business seeking to advertise on MassRoots will be required to provide a copy of their state license to operate. Further, Google Play Marketplace and the iOS App Store, our primary distribution channels, only allow users that are 18 years of age and older to download our app. We will be introducing a system that automatically flags any posts for review, removal, and possible account suspension that includes certain words such as "gun" or "acid”, as well as temporarily suspending any profiles which include in their description an age under that of the minimum legal age in the user’s respective state. We are also considering adding to our verification process a step that requires a user to share their location so that it can be verified that they are in a legal state. However, we cannot guarantee that our current or future systems will be sufficient to prevent illegal activity from being posted on our network.

Although the Obama Administration has effectively stated that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those following state laws allowing for the use and distribution of medical and recreational cannabis, there can be no assurance that the administration will not change its stated policy and begin enforcement of the Federal laws against us or our users. Additionally, there can be no assurance that we will not face criminal prosecution from states where the use of cannabis is permitted for the use of cannabis in ways which do not fall under the state law. Finally, even if we attempt to prevent the use of our product in states where cannabis use is not permitted under state law, use of our app by those in such states may still occur and state authorities may still bring an action against us for the promotion of cannabis related material by those residing in such states.

Changes in Apple App Store or Google Play Store policies could result in our mobile applications being de-listed.

Apple, Inc. and Google, Inc. may potentially update their App Store and Play Store policies, respectfully, to prohibit cannabis-related applications. This could result in many prospective users being unable to access and join our network through native smartphone applications.

Failure to generate user growth or engagement could greatly harm our business model.

Our business model is reliant on its ability to attract and retain new users. There is no guarantee that growth strategies used in the past will continue to bring new users to the network. Changes in relationships with our partners, contractors and businesses we retain to grow the network may result in significant increases in the cost to acquire new users. Additionally, new users may fail to engage with the network to the same extent current users are, resulting in decreased usage of the network. Decreases in the size of our user base and/or decreased engagement on the network would greatly impair our ability to generate revenue.

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Failure to attract advertising clients could greatly harm our ability to generate revenue

Our ability to generate revenue is dependent on the continued growth of the network and its ability to convince advertisers of its value. Should we prove unable to continue to grow its network or register advertising partners as the network grows, its ability to generate revenue would be greatly compromised. There is no guarantee businesses will want to advertise on our network or that we will be able to generate revenue from its existing user base.

Our proposed business is dependent on state laws pertaining to the cannabis industry.

As of April 30, 2014, 21 states and the District of Columbia allow its citizens to use medical cannabis. Additionally, voters in the states of Colorado and Washington approved ballot measures to legalize cannabis for adult use. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of cannabis, which would negatively impact our proposed business.

Cannabis remains illegal under Federal law.

Despite the development of a cannabis industry legal under state laws, state laws legalizing medicinal and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a schedule-I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has effectively stated that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational cannabis. Yet, there is no guarantee that the Obama Administration will not change its stated policy regarding the low-priority enforcement of Federal laws in states where cannabis has been legalized. Additionally, we face another presidential election cycle in 2016, and a new administration could introduce a less favorable policy or decide to enforce the Federal laws strongly. Any such change in the Federal government’s enforcement of Federal laws could cause significant financial damage to us and our shareholders.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that were engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Federal enforcement practices could change with respect to services providers to participants in the cannabis industry, which could adversely impact us. If the Federal government were to change its practices, or were to expend its resources attacking providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our advertisers from selling cannabis, and if such legislation were enacted, such advertisers may discontinue the use of our services, our potential source of customers would be reduced, causing revenues could decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant use and advertise on our products, which would be detrimental to the Company. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Government actions could result in our products and services being unavailable in certain geographic regions, harming future growth.

Due to our connections to the cannabis industry, governments and government agencies could ban or cause our network or apps to become unavailable in certain regions and jurisdictions. This could greatly impair or prevent us from registering new users in affected areas and prevent current users from accessing the network. In addition, government action taken against our service providers or partners could cause our network to become unavailable for extended periods of time.

User engagement and growth depends on software and device updates beyond our control.

Our applications and websites are currently available on multiple operating systems, including iOS and Android, across multiple different manufacturers, including Motorola, LG, Apple and Samsung, on thousands of different individual devises. Changes to the device infrastructure or software updates on these devises could render our platforms and services useless or inoperable. This could prevent potential users from registering with us, decrease engagement among current users and devalue our value proposition to advertisers.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth.  Growth could place an increasing strain on our management and financial resources.  To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives;
•	Maintain a system of management controls; and
•	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Our Company may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If our company is unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or user targets. We compete with both start-up and established technology companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the technological or cannabis markets.

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Expansion by our well-established competitors into the cannabis industry could prevent us from realizing anticipated growth in users and revenues.

Our competitors, such as Twitter and Facebook, have continued to expand their businesses in recent years into other social network markets. If they decided to expand their social networks into the cannabis community, this could hurt the growth of our business and user base and cause our revenues to be lower than we expect.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

If we have material weaknesses in the financial reporting of our company, it may cause us to restate our financial statements in the event such weaknesses are determined to not be acceptable to financial reporting requirements.

While our review of material weaknesses is ongoing, if we discover any weaknesses that could cause us to have to restate our financial statements, this could cause us to expend additional funds that would have a material impact on our ability to generate profits and on the profits of our business.

We will be dependent on clients that want to use the Internet and Mobile Applications.

Our ability to maintain consistent business depends in part upon our ability to acquire new clients. Our inability to gain new clients during periods of high unemployment could increase our costs and could cause a slowdown in business with the sales of our products or cause us to temporarily close our business. If we temporarily close our business, we may experience a significant reduction in revenue during the time affected by the closure.

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to MassRoots, Inc. and other names and marks used by our business, which could adversely affect the value of the brand.

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

Any new indebtedness may adversely affect our financial condition, results of operations, limit our operational and financing flexibility and negatively impact our business.

Any revolving credit facility, and other debt instruments we may enter into in the future, may have negative consequences to our business, including but not limited to the following:

•	Our ability to obtain financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;
•	We may use a substantial portion of our cash flows from operations to pay interest on any new indebtedness, which will reduce the funds available to us for operations and other purposes;
•	Our level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;
•	Our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and
•	Our level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect that we will depend primarily upon invested capital to provide funds to pay our expenses and to pay any amounts that may become due under any new credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by various financial, business, economic and other factors, many of which we cannot control.

We depend on the services of key executives, the loss of who could materially harm our business and our strategic direction if we were unable to replace them with executives of equal experience and capabilities.

Our senior executives, Isaac Dietrich, Tyler Knight, Hyler Fortier, and Stewart Fortier are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, expansion opportunities and arranging any necessary financing. Losing the services of these individuals could adversely affect our business until suitable replacements could be found. We do not maintain key person life insurance policies on any of our executives.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $60,000 annually to maintain the proper management and financial controls for our filings. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we were service providers to companies in the medicinal cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies permitted under state law, as well as recent guidance from the United States Department of Justice, banks remain weary to accept funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. An inability to open bank accounts may make it difficult for us, or some of our advertisers, to do business.

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Risks Relating to our Common Stock

The market price for our common stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

While there is no market for our common stock, our price volatility in the future will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats.  The volatility in our share price will be attributable to a number of factors.  First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded.  As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time.

Our future results may vary significantly which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We have not paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 50,400,000 shares of common stock, being registered for sale. If additional shares of our common stock become available for resale in the public market pursuant to other offerings, the supply of our common stock will increase, which could decrease its price.

If we apply to list on the OTCBB, but fail to comply with the listing requirements of the OTCBB, the price of our common stock and our ability to access the capital markets could be negatively impacted.

We may or may not apply to have our common stock listed on the OTCBB. If we choose to do so we will be subject to certain continued listing standards. We cannot provide any assurance that we will be able to continue to satisfy the requirements of the OTCBB’s continued listing standards. A delisting of our common stock could negatively affect the price and liquidity of our common stock and could impair our ability to raise capital in the future.

Our stock price will be extremely volatile.

The trading price of our common stock will be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our stock.

We will not have an underwriter for our offering and so we cannot guarantee how much, if any, of the offering will be sold.

The shares of common stock offered are being offered by our existing security holders. We have not retained an underwriter to assist in offering the shares of common stock. Our security holders have limited experience in the offer and sale of securities, and as a result, they may be unable to sell any of the common stock.

Since our securities are subject to penny stock rules you may have difficulty selling your shares.

Our shares of common stock are “penny stocks” and are covered by Section 12(g) of the 1934 Securities and Exchange Act which imposes additional sales practices which requires broker/dealers who sell our securities, including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements.  For sales of our securities a broker/dealer must make a special suitability determination and receive from its client a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

Our stockholders may experience significant dilution from the exercise of warrants to purchase shares of our Common Stock and the conversion of debentures into shares of our Common Stock.

We currently have outstanding warrants to purchase a total of 6,425,000 shares of our common stock at an exercise price of $0.40 per share and an outstanding warrant to purchase 4,050,000 shares of our common stock at an exercise price of $0.001 per share. Further, we have outstanding Debentures of $269,100 redeemable via conversion into shares of our common stock at $0.10 per share. Accordingly, if such warrants are exercised and Debentures are converted, in whole or part, prior to their respective expiration dates, you may experience substantial dilution. In addition, the likelihood of such dilution may be accelerated if the price of our common stock increases to a level greater than the exercise price of these warrants.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 200,000,000 shares of common stock, of which 38,909,000 shares of common stock are outstanding as of June 11, 2014. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

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If our shares are quoted on the over-the-counter bulletin board, our securities will not be eligible for quotation if we are not current in our filings with the Securities and Exchange Commission.

In the event that our shares are quoted on the OTCBB, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the Securities and Exchange Commission (“SEC”), quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares. Regardless of whether our shares are quoted on the over-the-counter bulletin board, under Section 15(d) of the Exchange Act, we will be required to file periodic reports with the SEC once our registration statement becomes effective. See risk factor entitled “We are not a fully reporting company under the Securities Exchange Act of 1934, as amended, and thus subject only to the reporting requirements of Section 15(d).”

We are not a fully reporting company under the Securities Exchange Act of 1934, as amended, and thus subject only to the reporting requirements of Section 15(d).

Until our common stock is registered under the Exchange Act, we will be subject only to the reporting obligations imposed by Section 15(d) of the Exchange Act. Section 15(d) of the Exchange Act requires issuers to file periodic reporting with the SEC when they have issued any class of securities for which a registration statement was filed and became effective pursuant to the Securities Act of 1933, as amended. The purpose of Section 15(d) is to ensure that investors who buy securities in registered offering are provided with the same information on an ongoing basis that they would receive if the securities they purchased were listed on a securities exchange or the issuer were otherwise subject to periodic reporting obligations. However, companies that are only required to report under Section 15(d), are not subject to some of the Exchange Act reporting requirements. For example, companies that are only required to report under Section 15(d) are not subject to the short-swing profit reporting requirements, the beneficial ownership reporting requirements, the institutional investor reporting rules and the third-party tender offer rules. Additionally, shareholders in a company that is only required to report under Section 15(d) are not entitled to the benefits of the Exchange Act’s proxy rules.

The reporting obligations under Section 15(d) are automatically suspended when: (i) any class of securities of the issuer reporting under Section 15(d) is registered under Section 12 of the Exchange Act; or (ii) at the beginning of the issuer’s fiscal year, other than the year in which the registration statement became effective, the class of securities covered by the registration statement is held of record by fewer than 300 persons. In the latter case, the Company would no longer be subject to periodic reporting obligations so long as the number of holders remains below 300 unless we file a registration statement with the Securities and Exchange Commission under Section 12 of the Securities Act. Management of the Company, however, fully intends to file on an ongoing basis all periodic reports required under the Exchange Act, as well as all beneficial ownership reporting requirements under Section 16 of the Exchange Act.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.   We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. Should we cease to be an “emerging growth company” but remain a “smaller reporting company”, we would be required to: (1) comply with new or revised US GAAP accounting standards applicable to public companies, (2) comply with new Public Company Accounting Oversight Board requirements applicable to the audits of public companies, and (3) to make additional disclosures with respect to related party transactions, namely Item 404(d).

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NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

•	current or future financial performance;
•	management’s plans and objectives for future operations;
•	uncertainties associated with product research and development;
•	uncertainties associated with dependence upon the actions of government regulatory agencies;
•	product plans and performance;

•	management’s assessment of market factors; and
•	statements regarding our strategy and plans.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock or the conversion of the Debentures. However, we may receive up to $1,904,050 in gross proceeds from the exercise of outstanding warrants. Any proceeds received by us pursuant to our exercise of the outstanding warrants may be used for general corporate purposes and working capital, acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith, deems to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

There is no established public market for our shares of common stock. The offering price for the sale of common stock held by the selling security holders of $0.10 per share was arbitrarily determined by us using the price paid in our March 2014 Offering as a benchmark. In this offering, we sold 2,059,000 shares of our common stock to third party investors at $0.10 per share and $269,100 worth of Debentures convertible into shares of our common stock at $0.10 per share. All investors in the March 2014 Offering also received warrants exercisable into an amount of our common stock equal to fifty percent (50%) of their total investment in our common stock and Debentures, as the case may be, at $0.40 per share.

At the time of the preparation of the registration statement, of which this prospectus forms a part, we determined, in consultation with our advisers, that in order to ensure attractiveness for investors, the price of $0.10 per share—which equaled the offering price of our shares in the March 2014 Offering excluding the value of the warrants—was proper as the Company has continued to grow since the offering.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2013 and March 31, 2014.  The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

Shareholders’ Equity	As of December 31, 2013	As of March 31, 2014
Preferred Series A stock, $1 par value, 21 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 0 shares issued and outstanding	-	-
Preferred Series A stock to be issued (includes retroactive adjustment for subsequent conversion)	-	-
Common stock to be issued	$13,889,677	$38,059,000
Additional paid in capital	$985,960	$1,792,713
Retained deficit	$(919,123)	$(919,123)
TOTAL STOCKHOLDERS' EQUITY	$80,727	$191,665

MARKET FOR COMMON STOCK

There is no public market for our common stock.  Although our common stock is not currently listed on a public exchange, we may seek to have our common stock quoted on the OTCBB when the registration statement, of which this prospectus forms a part, is declared effective by the SEC. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.  In the event we are successful in our attempts to have a market maker quote our stock on the OTCBB, we will need to comply with ongoing reporting requirements in order to insure that the market maker will continue to quote our stock.

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Our common stock may never be quoted on the OTCBB, or, even if quoted, a liquid or viable market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

As of the date of this prospectus, there were 49 stockholders of record.

As of the date of this prospectus, 11,491,000 shares of our common stock were subject to convertible debentures or warrants to purchase our common stock. 2,050,000 shares of common stock issuable upon the exercise of options which had not vested as of the date of this prospectus and will not vest within 60 days and/or contain performance-based vesting conditions, are not covered by the registration statement of which this prospectus is a part.

SELLING SECURITY HOLDERS

This prospectus will be used for the offering of shares of our common stock owned by the selling security holders named herein. The selling security holders may offer for sale up to 50,400,000 shares of our common stock issued to them. This amount includes selling security holders, both non-affiliates and affiliates, are considered “underwriters” under the Securities Act, and as such must sell their shares at the fixed price of $0.10 per share for the duration of the offering or until the stock is quoted on the OTCBB or other exchange then at which time the selling security holders may sell at the prevailing market price or at privately negotiated prices. We will not receive any proceeds from such sales. However, we may receive up to $1,904,050 in gross proceeds from the exercise of outstanding warrants.

The following table provides information about each selling security holder including how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling security holder will own after the offering, assuming all shares covered by this prospectus are sold. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling security holders. Information concerning the selling security holders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts a selling security owner may offer shares for sale. The selling security holders may not sell any or all of the shares offered by this prospectus. Because the selling security holders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling security holders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling security holder.

Unless otherwise indicated, the selling security holders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based upon information provided to us by the selling security holders, and we have not independently verified this information. The selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 50,400,000 shares of our common stock issued and beneficially outstanding as of June 11, 2014. For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling security holder has sole or shared voting power or investment power and also any shares which that selling security holder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

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Selling Security Holders

Name	Number of securities beneficially owned before offering		Number of securities to be offered	Number of securities owned after offering (1)	Percentage of securities beneficially owned after offering (1)	Position, Office or other material relationship to the Company within last three years (2)
Isaac Dietrich	17,688,831		17,688,831	-	-%	Chief Executive Officer and Chairman.
Douglas Leighton	11,581,269	(3)	11,581,269	-	-%	Director (October 2013 – March 2014).
Michael Novielli	8,811,500	(4)	8,811,500	-	-%	Principal of Dutchess Opportunity Fund II, LP.
Dutchess Opportunity Fund II, LP	8,061,500	(5)	8,061,500	-	-%	Consultant to the March 2014 Offering, Controlled by our former Director, Douglas Leighton and Michael Novielli.
Hyler Fortier	4,569,970		4,569,970	-	-%	Chief Operations Officer, sister of Stewart Fortier.
Stewart Fortier	3,655,976		3,655,976	-	-%	Chief Technology Officer, Director, brother of Hyler Fortier.
Tyler Knight	3,655,976		3,655,976	-	-%	Chief Marketing Officer, Director
Bass Point Capital, LLC	1,846,398	(6)	1,846,398	-	-%
WM18 Finance, Ltd.	1,834,374	(7)	1,834,374	-	-%
Rother Investments, LLC	1,825,104	(8)	1,825,104	-	-%
Zach Harvey	750,000	(9)	750,000	-	-%
Dave Hall	750,000	(10)	750,000	-	-%
Dutchess Global Strategies Fund, LLC	750,000	(11)	750,000	-	-%
Azure Capital Corp.	750,000	(12)	750,000	-	-%
Paradox Development, LLC	555,750	(13)	555,750	-	-%
Mike Sullivan	375,000	(14)	375,000	-	-%
Daniel Hunt	300,000	(15)	300,000	-	-%
Kevin Murphy	300,000	(16)	300,000	-	-%
Vincent “Tripp” Keber, III	250,000	(17)	250,000	-	-%	Director
Ean Seeb	250,000	(18)	250,000	-	-%	Director
Sebastian Stant	250,000	(19)	250,000	-	-%	Lead Developer
Tate Keogen	150,000	(20)	150,000	-	-%
Travis Trawick	112,500	(21)	112,500	-	-%
Jessica Geran	112,500	(22)	112,500	-	-%
Jesus Quintero	100,000		100,000	-	-%	Chief Financial Officer
Arthur Eli Kaplan	75,000	(23)	75,000	-	-%
Jay Harman	75,000	(24)	75,000	-	-%
Ashton Jones	75,000	(25)	75,000	-	-%
Devon Caldwell	45,000	(26)	45,000	-	-%
Christopher Ashley	37,500	(27)	37,500	-	-%
Valerio Romano	37,500	(28)	37,500	-	-%
Brian Trawick	37,500	(29)	37,500	-	-%
Ben Shaker	30,000	(30)	30,000	-	-%
Mathieu Bogrand	30,000	(31)	30,000	-	-%
Andrew Leighton	29,250	(32)	29,250	-	-%	Nephew of Douglas Leighton, our former Director.
Brian Ohlhausen	22,500	(33)	22,500	-	-%
Jeremy Ross	22,500	(34)	22,500	-	-%
Michael Kemp	15,000	(35)	15,000	-	-%
Andrew Carlone	15,000	(36)	15,000	-	-%
Jeffrey Immel	15,000	(37)	15,000	-	-%
Derek Weinstein	5,250	(38)	5,250	-	-%
Matthew Knight	3,000	(39)	3,000	-	-%	Brother of Tyler Knight, our Chief Marketing Officer.
Brittany Robertson	2,250	(40)	2,250	-	-%
Daniel DeMarais	1,500	(41)	1,500	-	-%
David Casey	1,500	(42)	1,500	-	-%
Andrew Geraci	1,500	(43)	1,500	-	-%
Shelby Been	1,500	(44)	1,500	-	-%
Danielle Been	1,500	(45)	1,500	-	-%
Denice Vaughan	1,500	(46)	1,500	-	-%
Cameron Young	1,500	(47)	1,500	-	-%

* Less than 1%.

(1)	Assumes the Selling Security Holder sells all of their shares offered in the offering.
(2)	The family members listed above as shareholders are all of legal age who live separate and apart from their parents and have sole and dispositive rights over the disposal of their shares, and the voting rights attached thereto, and are not directly or indirectly influenced or controlled by any officer or director of the company.
(3)	The 11,581,269 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) 923,371 shares of our common stock held of record by Mr. Douglas Leighton; (ii) 1,846,398 shares of our common stock held of record by Bass Point Capital, LLC (of which Mr. Leighton, as Managing Member, has sole voting power and dispositive control); (iii) $109,100 in Debentures held by Dutchess (which Mr. Leighton and Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (iv) 4,050,000 shares of our common stock issuable to Dutchess upon exercise of the $0.001 Consulting Warrants; (v) 2,920,500 shares of our common stock issuable to Dutchess upon exercise of the $0.40 Warrants; (vi) $50,000 of Debentures held by Azure Capital, LLC (of which Mr. Leighton, as Managing Partner, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (vii) 250,000 shares of our common stock issuable to Azure Capital, LLC upon exercise of the $0.40 Warrants.

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(4)	The 8,811,500 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) $109,100 in Debentures held by Dutchess (which Mr. Douglas Leighton and Mr. Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (ii) 4,050,000 shares of our common stock held by Dutchess issuable upon exercise of the $0.001 Consulting Warrants; (iii) $50,000 in Debentures held by Dutchess Global Strategies Fund, LLC (which Mr. Novelli, as Managing Member, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (iv) 250,000 shares of our common stock issuable to Dutchess Global Strategies Fund, LLC upon exercise of the $0.40 Warrants.
(5)	Each of Mr. Michael Novielli and Mr. Douglas Leighton, as Managing Partners of Dutchess, has voting power and dispositive control over these shares. The 8,061,500 shares of common stock are aggregated without regard to the 4.99% Blocker and include (i) $109,100 in Debentures convertible into 1,091,000 shares of our common stock; (ii) 4,050,000 shares of our common stock issuable upon exercise of the $0.001 Consulting Warrants; and (iii) 2,920,500 shares of our common stock issuable upon exercise of the $0.40 Warrants.
(6)	Mr. Douglas Leighton, as the sole owner of Bass Point Capital, LLC, has voting power and dispositive control over these shares.
(7)	Ingmarus J.M. Snijders, as Director of WM18 Finance, Ltd., has sole voting power and dispositive control over these shares.
(8)	Keith Ubben, as sole member of Rother Investments, LLC, has sole voting power and dispositive control over these shares.
(9)	The 750,000 shares of common stock include (i) 500,000 shares of common stock, and (ii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(10)	The 750,000 shares of common stock include (i) 100,000 shares of common stock, (ii) $40,000 in Debentures convertible into 400,000 shares of our common stock; and (iii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(11)	Mr. Michael Novielli, as the sole owner of Dutchess Global Strategies Fund, LLC, has voting power and dispositive control over these shares. The 750,000 shares of common stock include (i) $50,000 in Debentures convertible into 500,000 shares of our common stock; and (ii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(12)	Mr. Douglas Leighton, as the sole shareholder of Azure Capital Corp., has voting power and dispositive control over these shares. The 750,000 shares of common stock include (i) $50,000 in Debentures convertible into 500,000 shares of our common stock; and (ii) 250,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(13)	Paul Durta, as sole member of Paradox Development, LLC, has voting power and dispositive control over these shares. The 555,750 shares of common stock include (i) 370,500 shares of common stock, and (ii) 185,250 shares of common stock issuable upon exercise of the $0.40 Warrants.
(14)	The 375,000 shares of common stock include (i) 50,000 shares of common stock; (ii) $20,000 in Debentures convertible into 200,000 shares of our common stock; and (iii) 125,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(15)	The 300,000 shares of common stock include (i) 200,000 shares of common stock; and (ii) 100,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(16)	The 300,000 shares of common stock include (i) 200,000 shares of common stock; and (ii) 100,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(17)	Does not include the underlying shares related to options to purchase 750,000 shares of our common stock which had not yet vested on June 11, 2014, were not exercisable within 60 days of June 11, 2014, and/or contained performance-based conditions.
(18)	Does not include the underlying shares related to options to purchase 750,000 shares of our common stock which had not yet vested on June 11, 2014, were not exercisable within 60 days of June 11, 2014, and/or contained performance-based conditions.
(19)	Does not include the underlying shares related to options to purchase 550,000 shares of our common stock which had not yet vested on June 11, 2014, were not exercisable within 60 days of June 11, 2014, and/or contained performance-based conditions.
(20)	The 150,000 shares of common stock include (i) 100,000 shares of common stock; and (ii) 50,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(21)	The 112,500 shares of common stock include (i) 75,000 shares of common stock; and (ii) 37,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(22)	The 112,500 shares of common stock include (i) 75,000 shares of common stock; and (ii) 37,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(23)	The 75,000 shares of common stock include (i) 50,000 shares of common stock; and (ii) 25,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(24)	The 75,000 shares of common stock include (i) 50,000 shares of common stock; and (ii) 25,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(25)	The 75,000 shares of common stock include (i) 50,000 shares of common stock; and (ii) 25,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(26)	The 45,000 shares of common stock include (i) 30,000 shares of common stock; and (ii) 15,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(27)	The 37,500 shares of common stock include (i) 25,000 shares of common stock; and (ii) 12,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(28)	The 37,500 shares of common stock include (i) 25,000 shares of common stock; and (ii) 12,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(29)	The 37,500 shares of common stock include (i) 25,000 shares of common stock; and (ii) 12,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(30)	The 30,000 shares of common stock include (i) 20,000 shares of common stock; and (ii) 10,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(31)	The 30,000 shares of common stock include (i) 20,000 shares of common stock; and (ii) 10,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(32)	The 29,250 shares of common stock include (i) 19,500 shares of common stock; and (ii) 9,750 shares of common stock issuable upon exercise of the $0.40 Warrants.
(33)	The 22,500 shares of common stock include (i) 15,000 shares of common stock; and (ii) 7,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(34)	The 22,500 shares of common stock include (i) 15,000 shares of common stock; and (ii) 7,500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(35)	The 15,000 shares of common stock include (i) 10,000 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(36)	The 15,000 shares of common stock include (i) 10,000 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(37)	The 15,000 shares of common stock include (i) 10,000 shares of common stock; and (ii) 5,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(38)	The 5,250 shares of common stock include (i) 3,500 shares of common stock; and (ii) 1,750 shares of common stock issuable upon exercise of the $0.40 Warrants.
(39)	The 3,000 shares of common stock include (i) 2,000 shares of common stock; and (ii) 1,000 shares of common stock issuable upon exercise of the $0.40 Warrants.
(40)	The 2,250 shares of common stock include (i) 1,500 shares of common stock; and (ii) 750 shares of common stock issuable upon exercise of the $0.40 Warrants.
(41)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.

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(42)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(43)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(44)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(45)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(46)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.
(47)	The 1,500 shares of common stock include (i) 1000 shares of common stock; and (ii) 500 shares of common stock issuable upon exercise of the $0.40 Warrants.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling security holders are offering up to 50,400,000 shares of common stock. The selling security holders may offer their shares at $0.10 per share until our shares are reported on the OTCBB or quoted on an exchange, if any, and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling security holders. However, we will receive up to $1,904,050 in proceeds from outstanding warrants issued if the holders of such warrants chose to exercise their right to purchase the shares of our common stock underlying such warrants

The securities offered by this prospectus will be sold by the selling security holders from time to time, in one or more transactions. Selling security holders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling security holders, the pledge in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

In addition to the above, each of the selling security holders will be affected by the applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person. Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling security holder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling security holder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

Upon this registration statement being declared effective, the selling security holders may offer and sell their shares from time to time on a continuous basis.

There can be no assurances that the selling security holders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling security holders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling security holders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

Management has not made a decision to seek quotation on the OTCBB at this time and there is no guarantee that quotation will be sought.  To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTCBB.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

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DESCRIPTION OF BUSINESS

Organization

We were incorporated in the state of Delaware on April 24, 2013 to be the mobile network for the cannabis community.

Our principal executive office is located at MassRoots, Inc., 6525 Gunpark Drive, Ste. 370 #150, Boulder, CO 80301, and our telephone number is (720) 442-0052. Information contained in, or accessible through our website or mobile apps does not constitute part of this prospectus.

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Since our inception on April 24, 2013, through March 31, 2014, we raised an aggregate of $642,000 from the sale of our securities. From April 24, 2013 (inception) to December 31, 2013, we have a net loss of $919,123.

Our independent registered public accounting firm has issued an audit opinion for our Company which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since incorporation, we have not made any significant purchase or sale of assets. We do not own physical properties.

We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Background

MassRoots, Inc. was formed on April 24, 2013 to be a mobile network for the cannabis community. Given the history of cannabis in the United States, many people would prefer to keep their cannabis experiences separate from Facebook, Instagram and Twitter where a user’s family, co-workers and employers may be connected with them. Our goal was to provide a platform where users were not required to provide personally identifiable information, as to create a semi-anonymous environment where users feel comfortable posting about cannabis.

Given that consumers are shifting their digital consumption habits from desktop computers to mobile devices, our primary focus was developing an iOS App for use on iPhones and iPads. The MassRoots management team firmly believes in lean-startup methodology, which dictates that companies should focus on developing a minimum viable product, launch it to consumers, and then gain their feedback before spending time and resources on a full product pipeline. As such, we launched the minimum-viable MassRoots iOS App on July 16, 2013. Since that time, the MassRoots development team added several features to the iOS App including symbol support (such as smiley faces), double-click to like pictures, a news feed to show a user’s friends' activity on the network, as well as restructuring the application and database to handle tens of thousands of monthly active users.. The MassRoots iOS App remains MassRoots’ primary source of new users, usage and support – and holds a 4.5 star rating in the iOS App Store through several hundred reviews as of May 1, 2014.

Shortly after launching the iOS App, we began developing an Android App to make MassRoots available to more people on more devices. However, Android development proved to be far more costly and difficult than we had anticipated due to the 2,500+ devices that currently have the Android operating system, the complexity of our App and the financial limitations of the company. We launched a minimum viable product in late September 2013, however it was only able to run on a small percentage of Android devices. We decided in mid-October to completely redevelop our Android App with a newly retained development team. We successfully re-launched a minimum viable product on Android in late February 2014. The Android App remains roughly three months behind the iOS App in terms of functionality and user-experience.

Since inception, our sole objective has been to grow our user-base and acquire market share. As of June 7, 2014, MassRoots has built a network of approximately 134,000 users, facilitated 30.7 million interactions and our mobile applications are being opened an average of 1.8 million times per month.

Definitions of Key Metrics

On April 30, 2014, at Facebook's F8 Conference, Parse Inc. (“Parse”) announced it was implementing an improved analytics platform for applications built using its services. As these metrics are compiled by third party and are becoming an industry-standard, MassRoots decided to begin implementing Parse's analytics platform immediately and to thereafter rely on Parse's metrics for key usage statistics.

Total users ("Users") is defined as every user who currently has an account with MassRoots. It does not include users who have deleted their account. It does not reflect active usage over any set period of time.

User interactions ("Interactions") is defined as anytime a User follows another User, posts a status, comments on a status, or likes a status.

“Daily App Opens” is defined as the number of times the MassRoots App is opened on an iPhone and Android device over the course of a 24 hour period. This is not unique, so if the same person opens MassRoots twice, it is counted as two app opens.

“Picture Views” is defined as the total number of times pictures are displayed on the network, either in a User’s timeline, profile or search results. If the same person views one photo two times, it is viewed as two picture views.

Operations and Advertising

While MassRoots does not collect users’ names, email addresses or phone numbers, we still collect a sufficient amount of information to effectively monetize our network. For instance:

•	Based on the nature of someone downloading and using MassRoots, we know they’re an active cannabis consumer or enthusiast.

•	When a user accesses MassRoots’ apps and websites, we are able to collect users’ location information down to the zip code.

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•	Based on the pictures and hashtags a user posts, we can determine what type of cannabis they prefer to consume; how they prefer to consume it; what time of day they are most active.

•	Based on the usertags a user posts, we can determine who their friends are and who is within their social circle of influence.

Because we do not collect personally-identifiable information, this data has relatively little value outside of our network, so MassRoots has no intention of selling or disclosing this information. However, it has significant value when used to target advertising and services directly to users within the MassRoots network; therefore, it is of the highest importance that MassRoots is able to build out products and services that keep our users engaged and on the network for extended periods of time. The amount of revenue MassRoots will be able to generate per user is directly correlated to the time they spend on the network, their engagement with other users and the quality of posts they put on the network. Additionally, the number of Apps, Websites and Services built using MassRoots’ APIs will also significantly impact the value per user – so long as MassRoots is integrated with these 3rd party applications, we will be able to collect data, serve advertising and boost engagement to, from and between our users, increasing their value.

MassRoots’ primary goals for 2014 are building out features and services that attract new users and increase their engagement while, at the same time, significantly investing in the growth and infrastructure of our network. We estimate that by September 30, 2014, MassRoots will have reached the scale and engagement among our niche market of cannabis consumers that businesses will view having a presence on MassRoots as a necessity. As soon as we reach that “necessity” point is when MassRoots will start focusing on monetizing the network. This will be done by developing a self-service advertising portal that will allow businesses to sponsor hashtag searches, promote posts and integrate their current products and services into their MassRoots profile; they will be able to target these advertisements based on a users’ location, consumption patterns and with social endorsements from their friends. The reasons we would like to wait until we reach the “necessity” point to launch the advertising portal are:

•	Businesses are willing to pay more for a product or service if they view it as a necessity rather than an option;

•	It will take significantly less advertising resources to sign cannabis-related businesses up for a service if they are already familiar with it and several of their customers are already using it; and

•	It allows us to focus on creating the best user-experience for our end-users; the more time they spend interacting on the network, the greater their long-term value to advertisers and shareholders.

Our lack of profitability today is part of a deliberate strategy of prioritizing our limited resources on what will deliver the greatest long-term value for our shareholders: a growing and thriving user-base of end cannabis consumers. In order to build that user-base, our developers must focus on creating the best user experience, our marketing staff must be focused on acquiring end-cannabis consumers and our leadership team needs to focus on the requisite strategies to reach one million users; once that has been accomplished, we can start focusing on developing, marketing and growing an advertising platform that will connect cannabis-related businesses to end cannabis consumers. If we attempt to develop the advertising portal prematurely, it will jeopardize the growth of the MassRoots user-base, the ultimate source of shareholder value.

Our Products and Services

The MassRoots network is accessible as a free mobile application through the iOS App Store, the Google Play Marketplace, and as a website at www.MassRoots.com. These applications and services work in a similar manner as other social networks, such as Facebook, Instagram, Twitter and Vine:

•	Users may create a profile by choosing a username, setting their password and agreeing to our Terms and Conditions. We do not require users’ real names, email address or phone numbers.
•	Users have the ability to follow other users on the network. By “following” an account, users are essentially “opting-in” to their posts, allowing them to be displayed on their newsfeed.
•	A users’ newsfeed displays all the posts from users in which they follow in reverse-chronological order, with the most recent posts being at the top. A users’ profile page displays all the posts from that particular user.
•	Users have the ability to like, comment and report statuses from other users. By “liking” a status, a user is indicating their approval of the posts’ content. By commenting on a status, users are free to voice their opinions or comments on the posts’ content. By reporting a status, users can flag content that violates our Terms and Conditions, including spam, harassing content and posts about other drugs.
•	Users have the ability to tag other users and use hashtags to categorize posts. By using the “@” symbol followed by a username, users can tag other users in posts they want them to see or if they are included in the picture or post. By using the “#” followed by a categorical word, users can categorize posts based on their content.
•	Users have the ability to post pictures with text captions or just text statuses.
•	Users have the ability to search for users based on their username and the ability to search by hashtag to display all results within a particular category. Users can sort hashtag searches by their popularity or when they were posted.
•	Users have the option to provide their phone number to MassRoots (but is not required) so their friends can search their contacts for friends with a MassRoots profile. Users also have the ability to invite their contacts that are not on MassRoots to join via text message.
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•	Whenever an interaction takes place involving a user (follow, like, comment, tag), they are sent a push notification on their mobile device notifying them of the action.
•	Users have the ability to set their profile to public and private, as well as enabling and disabling web-access. By setting their profile to public, any user on MassRoots’ apps will be able to see the public profile’s posts and follow the account. When a profile is private, another user must request to follow their account and the account owner must grant permission before they can view any of the account’s posts. By setting an account to web-enabled, it allows public profiles to be visible via the MassRoots website. By setting an account to web-disabled, both public and private profiles are not viewable through www.MassRoots.com.

MassRoots also operates MassRootsStore.com, an e-commerce platform built on the Shopify Platform. Visitors are able to order MassRoots t-shirts, jars and stickers by selecting the products they would like to order, entering their shipping and billing information and confirming the order.

Development of Products and Services for the Business Community

Since January 2014, MassRoots has been internally beta testing several strategies to boost the followers of businesses, the number of likes they receive per post and engagement amongst their follower base. We have involved approximately 10-20 companies in these tests, including vaporizer, edible and dispensary brands, in an attempt to minimize outside factors, such as the popularity of one particular brand. These beta tests have involved automated activity, such as likes and comments, along with promoted posts within users' news feeds, and have been administered internally by our employees to determine the best course of action to follow.

Based on these beta tests, we have concluded that the most effective way for businesses to reach consumers is through the development of a self-service advertising portal that will allow businesses to promote posts within their target users' news feeds. We anticipate the advertising portal will function in a matter similar to the one described herein:

•	A business will register for the advertising portal with their name, business name, email address, phone number, MassRoots username and password (to verify ownership of a particular page).
•	A MassRoots employee will then review the account to ensure they are in full compliance with state law. This may involve requiring the dispensary to provide their state dispensary license.
•	The business will then be able to access the advertising portal, which will consist of five main pages: Dashboard, Campaigns, Profile, Billing and Contact.
•	On the Dashboard, a business will be able to view all the main analytics regarding their account: their follower count, likes per post, total reach of their posts and advertising, and balance on their account. Interactive graphs will allow businesses to track these metrics over time.
•	On the Campaigns page, businesses will be able to select a post to promote, target their audience by zip code, set a budget for the campaign, and click approve. As soon as they click approve, that particular post will be promoted in the targeted users' timelines. They will also be able to see analytics related to past promoted posts, including total views.
•	On the Profile page, businesses will be able to edit their description, username, profile picture, URL, address, contact email, contact phone number and schedule future posts.
•	On the Billing page, businesses will be able to enter their credit card information and view past receipts of payment. The advertising portal will operate on a pre-paid basis.
•	On the Contact page, businesses will be able to contact a MassRoots employee with any questions or issues.

This is what we believe will be the minimum viable product for an advertising portal. We have already designed the basic layout, begun to structure the database and are planning to develop the functionality during the third quarter of 2014. When a basic version is ready, we will begin to beta test the actual platform among 5-10 businesses, fix any bugs and make necessary improvements. We anticipate launching the portal to all businesses legally operating under state law during the fourth quarter of 2014. As with our existing applications and websites, we plan to continuously improve the platform after launch to introduce new features, including advanced targeting options.

Sales and Distribution Channels

MassRoots has primarily gained users through organic growth: users telling their friends to join the network. This is supported by the number of endorsements MassRoots receives on Instagram and Twitter, viewable by searching “#MassRoots”.

MassRoots also retains the owners of several widely-followed Instagram, Facebook and Twitter accounts as independent contractors. MassRoots compensates the owners of these pages on a monthly or per-post basis to promote the use of the MassRoots network among their followers.

The MassRoots app is distributed free of charge through the iOS App Store and the Google Play Marketplace. Prospective users can search for MassRoots on these platforms, read user-reviews and make a decision on whether to download and utilize the MassRoots app.

The MassRoots network is also accessible on through desktop and mobile web browsers by navigating to www.MassRoots.com.

Fundraising

In October 2013, MassRoots raised $150,000 from three accredited investors in the Original Offering. The Original Offering closed on January 1, 2014. With these funds, the MassRoots team launched our iOS, Android and mobile web versions of the platform and achieved significant growth. In late March 2014, MassRoots closed the March 2014 Offering, a $475,000 round of funding led by Dutchess. We plan on using approximately $250,000 of the proceeds to build new feature sets and further scale our network and the remaining $225,000 towards public-company related expenditures, including costs related to filing our registration statement, of which this prospectus forms a part of.

Market Conditions

MassRoots is poised to take advantage of two rapidly growing industries: cannabis and mobile technology.

Cannabis Market Growth and Current Trends

Since the MassRoots app first launched in July 2013, there have been a series of events that have help further shape the development of the cannabis and mobile technology industries:

•	Press coverage on cannabis has helped build public support for the legislation movement. On August 11, 2013, Dr. Sanjay Gupta, CNN’s Chief Medical Correspondent, released a high-profile documentary supporting the medical benefits of cannabis, in certain cases reversing his previous opposition. In the months since then, several national news outlets have run similar positive stories on medical cannabis legalization for adult use, and in March 2014, Dr. Sanjay Gupta released another positive documentary.

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•	On August 29, 2013, Deputy Attorney General James Cole issued a memo (“The Cole Memo”) in response to certain states passing measures to legalize the medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to marijuana, regardless of state law, but does recommend that U.S. Attorneys to focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, strict-enforcement of state laws by regulatory agencies, among other priorities.

•	On January 1, 2014, the first sales of cannabis for adult-use permissible under state law took place in Colorado. This event resulted in significant media coverage for the industry. .

•	On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries had been forced to operate on a cash basis, presenting significant security and accounting issues. This was a major step in legitimizing and accepting the cannabis industry on a national level.

In Colorado, the first state to implement a regulated adult-use cannabis market, government officials are now projecting $98 million excise tax revenue during 2014, exceeding original expectations by 40%. Furthermore, a March 2014 University of Texas study found that medical marijuana legalization at the state level does not cause an increase in crime and may potentially lower homicide and assault rates in states where permitted.

Public Support for Legalization Increasing

As of March 1, 2014, 20 states and the District of Columbia have legalized the medical-use of cannabis and two states have legalized recreational adult-use. A Gallup poll conducted in November 2013 found that 58% of the American people supported legalizing the adult-use of cannabis, an increase of 22% from 2006 alone. This is the first time in American history the majority of registered voters support the full legalization of cannabis for adult-use. Moreover, of 67% participants aged 35 and below voted in support of recreational adult-use, setting the trend for years to come.

A 2013 ArcView Market Research report predicts an additional 14 states will legalize the adult-use of cannabis and two states will legalize medical-use within the next five years. If public support for cannabis legalization continues to increase, we believe it is likely that Federal policies towards marijuana will be reformed.

The combination of additional states legalizing adult-use under state law, expansion of medical-use provisions in states where it is currently permitted under state law and increased public awareness is projected to cause marijuana sales permitted under state law to grow from $1.43 billion in 2013 to $10.2 billion in 2018, according to ArcView Market Research.

Market Conditions that Could Limit Our Business

Cannabis is a Schedule I Controlled Substance under Federal law and, as such, there are several factors that could limit our market and our business. They include, but are not limited to:

•	The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law. Random drug screenings and potential enforcement of these employment provisions significantly reduce the size of the potential cannabis market;
•	Enforcement of Federal law prohibiting cannabis occurs randomly and often without notice. This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions;
•	There is no guarantee that additional states will pass measures to legalize cannabis under state law. In many states, public support of legalization initiatives is within the margin of error of pass or fail. This is especially true when a supermajority is needed to pass measures, like in Florida where a state constitutional amendment permitting medical cannabis has been proposed, but requires 60% approval to pass. Changes in voters' attitudes and turnout have the potential to slow or stop the cannabis legalization movement and potentially reverse recent cannabis legalization victories; and
•	There has been some resistance and negativity as a result of recent cannabis legalization at the state level, especially as it relates to drugged driving. The lack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana legalization.

Technology Industry

Mobile Devices Dominate the Industry

Over the past five years, mobile devices have redefined the technology industry. Smartphones and tablets, particularly iPhones, iPads and Android devices, are now owned by two-thirds of consumers in the United States, according to a February 2014 Nielsen Research Report. Smartphone sales worldwide increased 38.4% worldwide in 2013 according to a January 2014 IDC’s Worldwide Quarterly Mobile Phone tracker report. Additionally, 195 million mobile tablets were sold in 2013, an increase of 67.9% year over year, according to a March 2014 Gartner Research Report.

When the rapidly-growing smartphone and tablet market size is combined with the development fast, reliable and relatively inexpensive data plans from wireless carriers, it becomes clear why mobile applications “Apps” have surged in popularity and value over recent years.

The Rise of Mobile-First Networking

The core services of three of the largest Internet and social networking companies, Facebook, Twitter and Google, are currently experiencing decelerating growth. The primary reason is these companies’ core services were initially intended for desktop users, as at the time these companies were launched, the smartphone market share was negligible and the smartphones themselves were primarily used for business purposes (Blackberries, Palm Pilots). While Facebook and Twitter have found some degree of success adapting their platforms to mobile devices, they are still losing market share, especially among younger users, as desktop and laptop sales continue to decline.

Meanwhile, the popularity, market share and value of mobile-first networks are surging, especially if focused on a niche market. As a result of these market trends, Google, Facebook and Twitter routinely enter multi-billion dollar acquisitions of rapidly-growing, mobile-first networks. For example:

  In August 2012, Facebook acquired Instagram for $521 million, a network without significant revenue, but a user base of approximately 100 million.
  In late 2013, Facebook bid a reported $3 billion to purchase SnapChat, which was rejected by SnapChat’s Board of Directors.
  In early 2014, Facebook acquired WhatsApp for a reported $18 billion in cash and stock.

Additionally, there has been rapid growth in other mobile user driven niche networks, such as: Whisper (anonymous confessions) recently raised $30 million at a reported $200 million valuation; Vine (short videos) was acquired pre-launch by Twitter for $30 million; and Badoo (adventurers) has a reported valuation of $2 billion.

The Intersection of Mobile, Niche-Networking and Cannabis

MassRoots’ top priority will remain expanding our user-base and increasing engagement on the network. In addition to strengthening MassRoots’ standing within the cannabis community, public markets have placed significant value on rapidly expanding networks, as seen by the market capitalizations and price-to-earnings ratios (where applicable) in the social networking industry. As a mobile-first network focused on the cannabis industry where permitted under state law, MassRoots is poised to take advantage of the increasing popularity of mobile devices, the emergence of a multi-billion dollar cannabis industry and the decelerating growth of Twitter and Facebook.

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Employees and Consultants

MassRoots has four full-time employees, two independent contractors related to development of the MassRoots Apps and websites and an estimated 15 independent contractors related to marketing.

Amount Spent on Research and Development

MassRoots invests a significant portion of its operating budget in developing new mobile communications tools, location-based services and in cross-platform compatibility software. We expect to spend approximately $250,000 during fiscal year ended December 31, 2014 on development-related payroll and expenses. We spent approximately $33,863 on research and development for the period of April 24, 2013 (inception) to December 31, 2013.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Location

Our offices are located at MassRoots, Inc., 6525 Gunpark Drive, Ste. 370 #150, Boulder, CO 80301. We lease our offices at this location from Opus Virtual Offices on a month-by-month basis pursuant to a written lease. These officers are a virtual office and our officers communicate electronically as needed. Opus Virtual Offices provides conference rooms, mail forwarding and call answering at this location for $99 per month. As of March 31, 2014, we have paid $99 for our Opus Virtual Offices.

Government Regulation

Marijuana is a categorized as a Schedule I controlled substance by the Drug Enforcement Agency and the United States Department of Justice and is illegal to grow, possess and consume under Federal law. However, since 1995, 20 states and the District of Columbia have passed state laws that permit doctors to prescribe cannabis for medical-use and two states, Colorado and Washington, have enacted laws that legalize the adult-use of cannabis for any reason. This has created an unpredictable business-environment for dispensaries and collectives that legally operate under state-laws but in violation of Federal law. On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under state law, so long as:

•	cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;
•	the proceeds from sales are not going to gangs, cartels or criminal enterprises;
•	cannabis grown in states where it is legal is not being diverted to other states;
•	cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;
•	there is not any violence or use of fire-arms in the cultivation and sale of marijuana;
•	there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and
•	cannabis is not grown, used, or possessed on Federal properties.

The Cole Memo is meant only as a guide for United States Attorneys and does not alter in any way the Department of Justice’s Federal authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law. We believe and have implemented procedures and policies to ensure we are operating in compliance with the "Cole Memo". However, we cannot provide assurance that our actions are in full compliance with the Cole Memo or any other laws or regulations. Per MassRoots’ Terms and Conditions:

•	Users must agree that they are located in a state where medical-use or adult-use of cannabis is legal;
•	Users must be of legal age to consume cannabis in their particular state (18 or 21 years old, depending on the state);
•	Users may only post content that is in compliance with their state’s laws;
•	Users may not solicit or distribute cannabis through MassRoots unless they are a licensed dispensary; we also do not currently facilitate in-app messaging, forcing all conversations to take place in a public environment;
•	Posting of any other drugs or substances, including prescription pain pills, is prohibited and will result in account termination;
•	Posting of any violence or threat of violence is prohibited and will result in account termination;
•	Posting of any drugged-driving content is prohibited and will result in account termination; and
•	Posting of any copyright-protected content is prohibited and will result in account termination.

We have implemented an aggressive content and account review program to ensure compliance with our terms and conditions. Users have the ability to report any status or account that is in violation of our terms and we encourage users to do so as any illegal content jeopardizes the network for all our users. When a status or account is reported, the post is automatically removed from the network until further review. A MassRoots employee then reviews the content within 24 hours and either approves it as within our terms and conditions or permanently deletes it and bans the user account. As of April 10, 2014, over 750 statuses have been reported to MassRoots resulting in the removal of over 500 posts and the termination of approximately 350 users.

MassRoots primarily relies on user reports to detect violations of our terms and conditions and illegal activity. We believe it would be impractical for us to independently verify the legality activity posted on the website. However, we are implementing several features to automatically detect violations of our terms of use. For example, any post on our network which uses the hashtags, "coke," "cocaine," "acid," and several other terms regarding illegal drugs are automatically removed from the network until a MassRoots employee reviews the content for its compliance with our Terms and Conditions. In addition, when a user includes a number less than 21 in the description field of their profile, it will be automatically reviewed to ensure they are not under-age. Over the coming year, our development team will be investing significant time in developing proactive solutions to prevent illegal activity on our network.

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Patents and Trademarks

On March 31, 2014, we applied for a trademark of the “MassRoots, Inc.” name in the United States.

Competitors, Methods of Completion, Competitive Business Conditions

MassRoots does not currently face significant direct competition in the “social network for the cannabis community” sector. No other network in the space currently has more than 5,000 monthly active users or significant outside funding. We view our most serious completion as Budfolio, a similar concept to MassRoots in that users post what type of cannabis they consume and can interact with other users. However, the network had less than 1,300 users as of March 2014 has not received any outside funding, and, we believe, lacks the engaging user-experience of MassRoots.

MassRoots competes with Facebook, Instagram and Twitter, and other social networks for users’ engagement; many of these competing social networks have substantially more financial resources, a better user-experience and a significantly larger user-base than MassRoots. Our differentiator is that MassRoots is solely dedicated to cannabis-related content, information most users do not feel comfortable sharing on these other networks as it may jeopardize their personal and professional reputations. Additionally, MassRoots is developing specialized features for the cannabis industry (such as a strain tagger) that competing networks likely will not spend the time and resources to develop given that only a small portion of their user-base consumes cannabis. This density of cannabis consumers and content is what makes MassRoots attractive to cannabis consumers and serves as our main competitive advantage.

Network effects have come to dominate consumer habits, which can provide protection to networks such as MassRoots. Google+ failed to obtain a dominant market share in desktop-based social networking because it wasn’t introduced until Facebook had already conquered the market. Similarly, when Facebook introduced Poke as a competitor to SnapChat in late 2012, it failed to overtake SnapChat due to the market dominance already achieved by SnapChat. Even if a well-financed competitor to MassRoots were to emerge, they would not only have to convince users on why their platform is superior, but also get them to switch away from the network their friends are already using. Every user that MassRoots gains, every interaction that takes place on our network and every day that we grow, the barrier to entry to competitors becomes higher.

While it is true that some networks, such as Friendster and MySpace, failed after building significant user-bases, we believe a primary reason for their failure was technical: their platforms underwent routine maintenance that took the network offline for hours at a time and they did not focus on the underlying user-experience, and overwhelmed the users with advertisements. This created opportunities for well-financed competitors to emerge. We believe that by employing a similar strategy to other successful social networks and maintaining a focus on the user experience, this, combined with strong network effects of our large user-base, will allow us to create and maintain significant long-term shareholder value.

MassRoots competes with other cannabis networks such as WeedMaps, Leafly and THC Finder for advertisers’ dollars. WeedMaps and THC Finder are platforms that allow users to find and review dispensaries. Leafly is primary a strain-guide that allows users to find information on strains, add a review and find it a dispensary closest to the user. In most situations, cannabis consumers are not looking to change dispensaries often. All of these services – WeedMaps, Leafly and THC Finder – lack the daily, weekly and monthly recurring usage that drives long-term value for advertisers. We believe that MassRoots’ recurring usage and the ability to target advertisements to users based on their previous posts will present a superior value proposition to advertisers.

Legal Proceedings

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

Sources and Availability of Raw Materials

We do not use raw materials in our business

Backlog of Orders

We have no backlog of orders.

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Status of any Publicly Announced New Product or Service

We do not have any publicly announced new product or service.

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PROPERTIES

Our executive and administrative headquarters are currently located at 6525 Gunpark Drive, Ste. 370 #150, Boulder, CO 80301. This is a virtual office space leased from Opus Virtual Offices on a month-by-month basis pursuant to a written lease. Opus Virtual Offices provides conference rooms, mail forwarding and call answering at this location for $99 per month ($1,188 on an annual basis).

We do not own any properties or land.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our By-Laws provide for not less than one and not more than nine Directors. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Name	Age	Position and Term
Isaac Dietrich	22	Director and Chairman of the Board (Since 2013), Chief Executive Officer (Since 2013)

Tripp Keber	45	Director (Since 2014)

Stewart Fortier[1]	23	Director (Since 2014), Chief Technology Officer (Since 2013)

Ean Seeb	38	Director (Since 2014)

Tyler Knight	22	Director (Since 2014), Chief Marketing Officer (Since 2013)

Hyler Fortier[1]	21	Chief Operations Officer (Since 2013)

Jesus Quintero	52	Chief Financial Officer (Since 2014)

1 Stewart Fortier and Hyler Fortier are siblings.

Isaac Dietrich, Chief Executive Officer, Chairman of the Board and Director - Isaac Dietrich is the founder, CEO, and Chairman of the Board of MassRoots, each since our inception. He is responsible for executing our strategic business development. In June 2012, Mr. Dietrich co-founded RoboCent, Inc., a self-service call platform that reached $300,000 in revenue in its first 18 month, and currently serves as President and majority shareholder. He also founded Tidewater Campaign Solutions, LLC, a Virginia Beach-based political strategy firm that was retained by more than 30 political campaigns and political action committees from January 2010 to December 2012.

In April 2012, Mr. Dietrich was a finalist for Peter Thiel’s 20 Under 20 Fellowship and was featured in the CNBC documentary “Transforming Tomorrow.” We believe Mr. Dietrich has the business experience in both scalable technology companies and political strategy to successfully lead the development and growth of the Company.

Tripp Keber, Director – Tripp Keber has served as a Director of MassRoots since 2014. Mr. Keber also is a co-founder and Chief Executive Officer of Dixie Elixirs & Edibles, a Colorado licensed medical marijuana infused products manufacturer. He is a founding director of the National Cannabis Industry Association, and, since 2013, has served as a director of the Marijuana Policy Project. He is also an advisory board member of the Medical Marijuana Industry Group in Colorado. In his current role as CEO of Dixie, Mr. Keber is responsible for the overall strategy, licensing, marketing, branding and expansion efforts related to the Dixie brand, both domestically and internationally. Mr. Keber has been featured on CBS’s 60 Minutes and CNBC.

Prior to joining Dixie, Mr. Keber served as Chief Operating Officer for Bella Terra Resort Development Company, and EVP of Business Development for Sagebrush Realty Development. He has a BS in Political Science from Villanova University and currently resides in both Aspen and Denver, CO with his family. He is involved in several charitable organizations located within his community and assists in the research and development of cannabis support for veterans suffering from PTSD. As an experienced leader in the legal cannabis industry, we believe that Mr. Keber will use his experience and industry knowledge to help guide our leadership team.

Ean Seeb, Director – Ean Seeb has served as a Director of MassRoots since 2014. Mr. Seeb is also the co-owner and manager of Denver Relief LLC, a Colorado medical cannabis operation. As a founding partner of Denver Relief Consulting LLC and seasoned cannabis dispensary operator, Mr. Seeb has significant experience navigating complex legislation and regulatory demands unique to legal cannabis operations. He serves as Chair of the National Cannabis Industry Association and holds leadership positions with charitable organizations focused on a range of social causes, from civil rights to sustainable volunteer farming. Ean has been actively involved with non-profit groups for over two decades. His years of humanitarian experience lead Ean to conceptualize and develop a cannabis-centric service organization called the Denver Relief GREEN TEAM in 2009. He holds a B.S. degree in Business Administration with an emphasis in Computer Information Systems from University of Northern Colorado. We believe that Mr. Seeb will use his experience and industry knowledge to help guide our leadership team.

Stewart Fortier, Chief Technology Officer, Director - Stewart Fortier is a co-founder and Director of MassRoots, and has served as Chief Technology Officer since our inception. Mr. Fortier is responsible for the development of our iOS application and technical strategy. He is a self-taught software developer with an interest in both entrepreneurship and technology. Prior to joining MassRoots, Mr. Fortier worked for a real estate development company in Washington, D.C., where he was responsible for the underwriting of commercial and multifamily acquisitions. Previously, Mr. Fortier served as a technical adviser to RoboCent, Inc. from June 2012 to April 2013.

Mr. Fortier holds a Bachelor of Arts in Economics and Religious Studies from the University of Virginia. We believe Mr. Fortier has the technical and business experience and skill to be successful in both his Chief Technology Officer and Director roles.

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Tyler Knight, Director and Chief Marketing Officer - Tyler Knight is a co-founder, Director and Chief Marketing Officer of MassRoots, responsible for user-acquisition and key marketing channel relations. Prior to joining the MassRoots team, Mr. Knight served as Chief Operations Officer for RoboCent, Inc. from January 2013 to April 2013, playing a key role in acquiring more than 250 clients and growing the scalable call platform to $300,000 in revenue in its first 18 months. He also worked on several political campaigns from January 2010 to December 2012, including serving as Deputy Field Director on Ben Loyola’s 2011 campaign for state Senate. Prior to joining MassRoots, Mr. Knight studied marketing at Old Dominion University.

Hyler Fortier, Chief Operations Officer - Hyler Fortier is a co-founder of MassRoots and its Chief Operations Officer, since inception. Mrs. Fortier is responsible for our user interface design, marketing graphics and company presentation materials. Previously, she served in the same position at RoboCent Inc. from June 2012 to April 2013. Ms. Fortier graduated from James Madison University’s School of Business with a Marketing degree in May 2014. She has extensive knowledge of graphic design, video rendering and user-interface software, especially as they can be applied to enhance user-engagement and retention. She is also active in JMU’s Society of Entrepreneurs, often speaking at clubs and events about the need for women to hold more executive positions in business.

Jesus Quintero, Chief Financial Officer - Jesus Quintero joined MassRoots as its Chief Financial Officer in May 2014. Since January 2013, Mr. Quintero has also served as Brazil Interactive Media’s Chief Financial Officer. He has previously served as a financial consultant to several multi-million dollar businesses in Florida. Mr. Quintero has extensive experience in public company reporting and SEC/SOX compliance, and held senior finance positions with Avnet, Inc., Latin Node, Inc., Globetel Communications Corp. and Telefonica of Spain. His prior experience also includes tenure with PricewaterhouseCoopers and Deloitte & Touche. Mr. Quintero earned a B.S. in Accounting from St. John’s University and is a certified public accountant. He is fluent in English and Spanish, and conversant in Brazilian Portuguese.

Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us, or our subsidiaries, or has a material interest adverse to us or our subsidiaries.

•	None of our executive officers or directors have (i) been involved in any bankruptcy proceedings within the last five years, (ii) been convicted in or has pending any criminal proceedings (other than traffic violations and other minor offenses), (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (iv) been found to have violated any Federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

Corporate Governance

Board of Directors is composed of five members: Isaac Dietrich, who serves as Chairman of the Board, Ean Seeb, Tripp Keber, Stewart Fortier and Tyler Knight. Messrs. Dietrich and Fortier are not “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act, as amended.

We do not have any standing audit, nominating and compensation committees of the Board of Directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer. All Board actions have been taken by Written Action rather than formal meetings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two most highly compensated executive officers who occupied such position at the end of our latest fiscal year for all services rendered in all capacities to us for the year beginning on the Company’s inception of April 24, 2013 and ended December 31, 2013.

Name & Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards (1) $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Isaac Dietrich Chief Executive Officer	2013	$8,750	-	$112,505(2)	$363,811	-	-	-	$485,066

Hyler Fortier, Chief Operations Officer	2013	$5,000	-	$31,870(3)	$95,606	-	-	-	$132,476

Stewart Fortier, Chief Technology Officer	2013	$10,513	-	$25,496(4)	$76,485	-	-	-	$112,510

(1)	On April 24, 2013, 42.81, 11.25, and 9.00 stock options (13,042,695, 3,427,478, and 2,741,982 shares post-Exchange) were issued as part of the employment agreements with Isaac Dietrich, Hyler Fortier and Stewart Fortier, respectively. Each stock option allows the holder to purchase the same number of share of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1.73% risk-free interest, 0% dividend yield, 200% volatility, and expected life of 7 years.
(2)	On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services. Service expense of $112,505 was recognized due to the fair value of the shares in excess of the value of the short term borrowing.
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(3)	On April 24, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to Hyler Fortier in exchange for her services. The market value of the issued shares is $31,870 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on January 1, 2014.
(4)	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on January 1, 2014.

Outstanding Equity Awards at December 31, 2013 Fiscal Year End

Name	Number of Securities underlying unexercised options exercisable	Number of Securities underlying unexercised options unexercisable	Option exercise or base price per share ($/Share)	Option Expiration Date
Isaac Dietrich Chief Executive Officer	13,042,695	-	$1	N/A

Hyler Fortier, Chief Operations Officer	3,427,478	-	$1	N/A

Stewart Fortier, Chief Technology Officer	2,741,982	-	$1	N/A

Narrative Disclosure to Summary Compensation and Option Tables

On April 24, 2013, we entered into an agreement with Isaac Dietrich, our Chief Executive Officer and Chairman, to provide services to us. For his services for a term of four years and in repayment of $17,053 of short term borrowing, Mr. Dietrich received compensation of $1 per month, and was provided a stock award of 15.25 shares (4,569,970 shares post-Exchange) and stock options which allowed Mr. Dietrich to purchase 42.81 shares (13,042,695 shares post-Exchange) of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $3,500 monthly to Mr. Dietrich.

On April 24, 2013, we entered into an agreement with Hyler Fortier to provide services to us. The agreement has a term of four years and required us to pay $1 monthly to Ms. Fortier for her services, provided a stock award of 3.75 shares (1,142,493 shares post-Exchange) and provided stock options which allowed Ms. Fortier to purchase 11.25 (3,427,478 shares post-Exchange) shares of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $2,000 monthly to Ms. Fortier.

On April 24, 2013, we entered into an agreement with Stewart Fortier to provide services to us. The agreement has a term of four years and required us to pay $20/hour to Mr. Fortier for his services, provided a stock award of 3.0 shares (913,994 shares post-Exchange) and stock options which allowed Ms. Fortier to purchase 9.00 shares (2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share per each individual option. The options vested through January 1, 2017, and contained an acceleration clause which was triggered upon the closure of the Original Financing on January 1, 2014 that caused all options to vest immediately, at which point all options were exercised. The agreement was amended on October 1, 2013 to require us to pay $30/hr to Mr. Fortier.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•	any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);
•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

Amended Employment Agreements

On April 1, 2014, MassRoots amended its employment contract with Isaac Dietrich. For his services as Chief Executive Officer, Mr. Dietrich shall be compensated five thousand dollars ($5,000) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Mr. Dietrich’s salary will increase to seven thousand five hundred dollars ($7,500) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Dietrich and he serves at the direction of the Board of Directors.

On April 1, 2014, MassRoots amended its employment contract with Stewart Fortier. For his services as Chief Technology Officer, Mr. Fortier shall be compensated six thousand five hundred dollars ($6,500) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Mr. Fortier’s salary will increase to ten thousand dollars ($10,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Fortier and he serves at the direction of the Chief Executive Officer and Board of Directors.

On April 1, 2014, MassRoots amended its employment contract with Tyler Knight. For his services as Chief Marketing Officer, Mr. Knight shall be compensated three thousand five hundred dollars ($3,500) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Mr. Knight’s salary will increase to five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Mr. Knight and he serves at the direction of the Chief Executive Officer and Board of Directors.

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On April 1, 2014, MassRoots amended its employment contract with Hyler Fortier. For her services as Chief Operations Officer, Ms. Fortier shall be compensated two thousand dollars ($2,000) per month. Upon Ms. Fortier’s successful graduation from James Madison University with a Bachelor’s Degree in Marketing on May 15, 2014, Ms. Fortier’s salary increased to three thousand five hundred dollars ($3,500) per month. Upon the successful execution of all of our outstanding forty-cent ($0.40) warrants, Ms. Fortier’s salary will increase to five thousand dollars ($5,000) per month. The employment contract is “at-will” and may be terminated by either party with or without cause with one (1) month’s written notice. No retirement plan, health insurance or employee benefits program was awarded to Ms. Fortier and she serves at the direction of the Chief Executive Officer and Board of Directors.

Consulting Agreement

On May 1, 2014, MassRoots executed an agreement with Jesus Quintero for Mr. Quintero to serve as the Company’s Chief Financial Officer and provide it with financial consulting services. This agreement creates an independent contractor relationship and has a term of one year. For this service, Mr. Quintero is paid $2,000 per month and was issued a stock award of 100,000 shares of our common stock on June 6, 2014. No retirement plan, health insurance or employee benefits program was awarded to Mr. Quintero and he serves at the direction of the Chief Executive Officer and Board of Directors. This Agreement may be terminated by either party, with cause, upon ten (10) days prior written notice to the other party. If terminated, Mr. Quintero would receive only the compensation earned, but unpaid under the agreement.

2014 Equity Incentive Plan

In June 2014, our shareholders approved our 2014 Equity Incentive Plan (“2014 Plan”). Our 2014 Plan provides for the grant of incentive stock options to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock bonus awards, restricted stock awards, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2014 Plan also provides that the grant of performance stock awards may be paid out in cash as determined by the Committee (as defined herein).

Authorized Shares.    A total of 4,000,000 shares of our common stock are reserved for issuance pursuant to the 2014 Plan. Shares issued under our 2014 Plan may be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2014 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2014 Plan. Additionally, shares issued pursuant to stock awards under our 2014 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award, will become available for future grant under our 2014 Plan.

Administration.    Our Board of Directors, or a duly authorized committee thereof (collectively, the “Committee”), has the authority to administer our 2014 Plan. Our Board may also delegate to one or more of our officers the authority to designate employees other than Directors and officers to receive specified stock, which, in respect to those awards, said officer or officers shall then have all that the Committee would have.

Subject to the terms of our 2014 Plan, the Committee has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2014 Plan. The Committee has the power to modify outstanding awards under our 2014 Plan, subject to the terms of the 2014 Plan and applicable law. Subject to the terms of our 2014 Plan, the Committee has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. Stock options may be granted under the 2014 Plan. The exercise price of options granted under our 2014 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed 5 years and the exercise price must equal at least 110% of the fair market value on the grant date. The Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Committee, as well as other types of consideration permitted by applicable law. No single participant may receive more than 25% of the total options awarded in any single year. Subject to the provisions of our 2014 Plan, the Committee determines the other terms of options.

Performance Shares. Performance shares may be granted under our 2014 Plan. Performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The Committee will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. After the grant of a performance share, the Committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance shares. The Committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof, per the terms of the agreement approved by the Committee and delivered to the participant. This agreement will state all terms and condition of the agreements.

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Restricted Stock. The terms and conditions of any restricted stock awards granted to a participant will be set forth in an award agreement and, subject to the provisions in the 2014 Plan, will be determined by the Committee. Under a restricted stock award, we issue shares of our common stock to the recipient of the award, subject to vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. The Committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted stock award. Unless the Committee determines otherwise, the recipient may vote and receive dividends on shares of restricted stock issued under our 2014 Plan.

Other Share-Based Awards and Cash Awards. The Committee may make other forms of equity-based awards under our 2014 Plan, including, for example, deferred shares, stock bonus awards and dividend equivalent awards. In addition, our 2013 Plan authorizes us to make annual and other cash incentive awards based on achieving performance goals that are pre-established by our compensation committee.

Change in Control.    If the Company is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company while awards or options remain outstanding under the 2014 Plan, unless provisions are made in connection with such transaction for the continuance of the 2014 Plan and/or the assumption or substitution of such awards or options with new options or stock awards covering the stock of the successor company, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding options and stock awards which have not been continued, assumed or for which a substituted award has not been granted shall, whether or not vested or then exercisable, unless otherwise specified in the relevant agreements, terminate immediately as of the effective date of any such merger, consolidation or sale.

Change in Capitalization. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the common stock outstanding, without receiving consideration therefore in money, services or property, then awards amounts, type, limitations, and other relevant consideration shall be appropriately and proportionately adjusted. The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

Plan Amendment or Termination.    Our Board has the authority to amend, suspend, or terminate our 2014 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. The 2014 Plan will terminate ten (10) years after the earlier of (i) the date the 2014 Plan is adopted by the Board, or (ii) the date the 2014 Plan is approved by the stockholders, except that awards that are granted under the 2014 Plan prior to its termination will continue to be administered under the terms of the 2014 Plan until the awards terminate, expire or are exercised.

Director Compensation

No director received any compensation for their service as a director for the year-ended December 31, 2013.

Our interested directors do not receive additional compensation for their service as directors.

On June 6, 2014, each of Ean Seeb and Tripp Keber, our independent directors, received the following pursuant to our 2014 Employee Incentive Plan for their service as a director: (i) a stock award of 250,000 shares of our Common Stock (the “Stock Award”) and (ii) options to purchase up to 750,000 shares of our common stock (each an “Option”) which vest as follows:

•	Beginning on October 1, 2014, 250,000 Options shall begin to vest over the period of one year on a monthly basis, such that 20,833 Options shall vest on the first of each month, except for every third month when 20,834 Options shall vest;
•	Beginning on the later of (i) the date that Company attains 830,000 Users (“Users” are defined for the purposes of the Options as the number of unique registrations for MassRoots Inc.’s network through MassRoots Inc.’s mobile application and/or website (final determination shall be by the Committee)) or (ii) October 1, 2015, 250,000 Options shall begin to vest over the period of one year on a monthly basis, such that 20,833 Options shall vest on the first of each month, except for every third month when 20,834 Options shall vest; and
•	Beginning on the later of (1) the date that Company attains 1,080,000 Users or (2) October 1, 2016, 250,000 Options shall vest immediately.

All vesting per the above schedule shall cease thirty days from the time the applicable director is dismissed from the Board, fails to win re-election by shareholders, or resigns as a director. Each of the Options and Stock Awards granted to Messrs. Keber and Seeb shall not be exercised or sold, respectively, unless (i) permitted by all Federal and State laws, including Rule 144 of the Securities Act, and (ii) all outstanding Debentures have been redeemed or converted into shares of our common stock. The shares of common stock underlying the options have not been included as securities to be registered under this prospectus.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys" fees) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We shall be required to indemnify a director or officer in connection with an action or proceeding commenced by such director or officer only if the commencement of such action or proceeding by the director or officer was authorized in advance by the Board of Directors.

We do not currently maintain director’s and officer’s liability insurance but we may do so in the future.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of common stock by: (i) each director, (ii) each of the executive officers of the Company, (iii) all current directors and executive officers as a group, and (iv) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of June 11, 2014, and the address for each director and executive officer of the Company is: c/o MassRoots, Inc., 6525 Gunpark Drive, Ste. 370 #150, Boulder, CO 80301. The addresses for the greater than 5% stockholders are set forth in the footnotes to this table.

	Common Stock
	Number of
	Shares
	Beneficially	Percentage
	Owned (1)	Outstanding (2)
Directors and Officers
Isaac Dietrich	17,688,831	35.10%
Hyler Fortier	4,569,970	9.07%
Stewart Fortier	3,655,976	7.25%
Tyler Knight	3,655,976	7.25%
Ean Seeb (11)	250,000 (12)	0.50%
Tripp Keber (3)	250,000 (13)	0.50%

All directors and named executive officers as a group (6 persons)	30,070,753	59.66%

5% Stockholders
Douglas Leighton (4)	11,581,269 (5)	22.98% (6)
Michael Novielli (7)	8,811,500 (8)	17.48% (6)
Dutchess Opportunity Fund II, LP (9)	8,061,500 (10)	16.00%

(1)	The Company believes that each stockholder has sole voting and investment power with respect to the shares of common stock listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes (i) any shares as to which the person has sole or shared voting power or investment power and (ii) any shares which the individual has the right to acquire within 60 days after June 11, 2014 through the exercise of any stock option, warrant, conversion of preferred stock or other right, but such shares are deemed to be outstanding only for the purposes of computing the percentage ownership of the person that beneficially owns such shares and not for any other person shown in the table. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock .

(2)	Based on 50,400,000 shares of common stock beneficially outstanding as of June 11, 2014.

(3)	Tripp Keber joined the Company’s Board of Directors as of March 31, 2014.

(4)	Douglas Leighton resigned from the Company’s Board of Directors as of March 25, 2014. His address is as follows: 50 Commonwealth Ave., Suite 2 Boston, MA 02116.

(5)	The 11,581,269 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) 923,371 shares of our common stock held of record by Mr. Douglas Leighton; (ii) 1,846,398 shares of our common stock held of record by Bass Point Capital, LLC (of which Mr. Leighton, as Managing Member, has sole voting power and dispositive control); (iii) $109,100 in Debentures held by Dutchess (which Mr. Leighton and Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (iv) 4,050,000 shares of our common stock issuable to Dutchess upon exercise of the $0.001 Consulting Warrants; (v) 2,920,500 shares of our common stock issuable to Dutchess upon exercise of the $0.40 Warrants; (vi) $50,000 of Debentures held by Azure Capital, LLC (of which Mr. Leighton, as Managing Partner, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (vii) 250,000 shares of our common stock issuable to Azure Capital, LLC upon exercise of the $0.40 Warrants.

(6)	Each of the convertible debentures and warrants to purchase shares of our common stock held of record and beneficially by Mr. Leighton and Mr. Novelli contain the 4.99% Blocker. As of the date noted above, Mr. Leighton and Mr. Novelli beneficially own 5.50% and 0.0%, respectively, of our issued and outstanding common stock.

(7)	Michael Novelli’s address is as follows: c/o Dutchess Global LLC, 1110 Rt. 55, Suite 206, LaGrangeville, NY 12540.

(8)	The 8,811,500 shares of our common stock, aggregated without regard to the 4.99% Blocker, includes (i) $109,100 in Debentures held by Dutchess (which Mr. Douglas Leighton and Mr. Michael Novelli, as Managing Members, have shared voting power and dispositive control), convertible into 1,091,000 shares of our common stock; (ii) 4,050,000 shares of our common stock held by Dutchess issuable upon exercise of the $0.001 Consulting Warrants; (iii) $50,000 in Debentures held by Dutchess Global Strategies Fund, LLC (which Mr. Novelli, as Managing Member, has sole voting power and dispositive control), convertible into 500,000 shares of our common stock; and (iv) 250,000 shares of our common stock issuable to Dutchess Global Strategies Fund, LLC upon exercise of the $0.40 Warrants.

(9)	Dutchess’ address is as follows: Dutchess Opportunity Fund, II, LP 50 Commonwealth Ave., Suite 2 Boston, MA 02116.

(10)	Each of Mr. Michael Novielli and Mr. Douglas Leighton, as Managing Partners of Dutchess, has voting power and dispositive control over these shares. The 8,061,500 shares of common stock are aggregated without regard to the 4.99% Blocker and include (i) $109,100 in Debentures convertible into 1,091,000 shares of our common stock; (ii) 4,050,000 shares of our common stock issuable upon exercise of the $0.001 Consulting Warrants; and (iii) 2,920,500 shares of our common stock issuable upon exercise of the $0.40 Warrants.

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(11)	Ean Seeb joined the Company’s Board of Directors as of June 4, 2014.

(12)	Does not include Options to purchase 750,000 shares of our common stock which had not yet vested on June 4, 2014, were not exercisable within 60 days of June 11, 2014, and/or contained performance-based conditions.

(13)	Does not include Options to purchase 750,000 shares of our common stock which had not yet vested on June 4, 2014, were not exercisable within 60 days of June 11, 2014, and/or contained performance-based conditions.

DESCRIPTION OF SECURITIES

General

The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized common stock consists of 200,000,000 shares, par value $0.001 per share, of which 38,909,000 shares were outstanding as of June 11, 2014, and 50,400,000 were beneficially outstanding as of June 6, 2014.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Except as otherwise required by Delaware law, the holders of our common stock possess all voting power. Pursuant to Delaware law, directors of the Company are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on any matter, is to be the act of our stockholders. Our bylaws provide that a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting if a written memorandum, setting forth the action so taken, is signed by all of the holders of outstanding shares of our common stock.

Dividend Rights

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities, subject to rights, if any, of the holders of any of our other securities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our Directors may amend our bylaws by a majority vote of Directors or a majority vote of our shareholders.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Pursuant to our Amended and Restated Certificate of Incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time up to 21 shares of preferred stock in one or more series. The only series which has been issued previously is Series A Preferred Stock, none of which is currently outstanding as of the date of this registration statement, of which this prospectus is a part of. Among other rights and privileges, holders of Series A Preferred Stock are entitled to a cumulative dividend of 7% annually, preferential payments over common stock in the case of liquidation, merger, and other events, and the ability to convert their Series A Preferred Stock to common stock on a one to one basis (taking into account any unpaid dividends). Each share of Series A Preferred Stock entitles the holder to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held are convertible as of the record date. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect 2 directors of the Company.

We currently have no plans to issue any shares of preferred stock.

Founder Lock-Out Period

Each of Isaac Dietrich, Stewart Fortier, Hyler Fortier, and Tyler Knight have agreed not to publicly or privately offer to sell, contract to sell or otherwise dispose of, loan, gift, donate, hypothecate, pledge or grant any rights with respect to the shares of common stock owned by each as of March 24, 2014, for a period beginning as of March 24, 2014 and ending the earlier of (1) the date occurring twelve (12) months after March 24, 2014 or (2) the date that the full outstanding balance of the Debenture has been satisfied.

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Leak-Out Agreement

Pursuant to a Leak-Out Agreement with the Company, for a period of six months after March 18, 2014 (the “Leak-Out Period”), Dutchess may not sell or otherwise dispose of the shares of our common stock underlying those warrants issued to Dutchess ("Warrant Shares") in the March 2014 Offering except (i) as consistent with the provision or (ii) with the prior written consent of the Company’s Board of Directors.

During the Leak-Out Period but beginning the sooner of: (i) the applicability of the transferability exemption pursuant to Rule 144 taking effect on the Warrant Shares, or (ii) immediately upon the effectiveness of a registration statement as declared by the U.S. Securities and Exchange Commission, in which the Warrant Shares have been registered, the Holder shall have the right to effect open market sales of the Warrant Shares as outlined below:

Market Price (per share)	Volume Limitation
(based of prior three days average volume)
At or below $.10	No trading permitted
Above $.10 or at or below $.15	10%
Above $.15 or at or below $.20	15%
Above $.20 or at or below $.25	20%
Above $.25	No limit

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

We were incorporated in the state of Delaware on April 24, 2013, to be a mobile network for the cannabis community. We are a development-stage company and have generated only minimal revenues from business operations. Our independent registered public accounting firm has issued a going concern opinion. This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

Our operational expenditures are primarily related to development of the MassRoots platform and marketing costs associated with getting users to join our network and engage with other users. As of June 7, 2014, MassRoots has built a network of 134,000 users and facilitated 30.7 million interactions. This growth has been aided by the growing use of mobile applications and the popularity of the cannabis legalization movement amount young adults, our primary users.

We have not devoted significant financial resources or development time towards building advertising and revenue-generating services. While this is an unsustainable business model over the long-term, we believe it is in our shareholders’ best financial interests to grow the MassRoots network to millions of users before implementing monetization strategies. MassRoots will be dependent on invested capital to pay its operational costs until it successfully develops and implements these monetization strategies. There is no guarantee that MassRoots will reach the scale necessary to implement these monetization strategies nor is there a guarantee that they will be successful.

for the year-ended december 31, 2013

Results of Operations

The following table presents our revenues, expenditures, and net income for the year ended December 31, 2013 (audited).

Period	Revenue	Expenses	Provision For Income Taxes	Net Income (Loss)
Year-ended December 31, 2013	$ 470	$ (919,635)	-	$ (919,123)

Since inception on April 24, 2013, our business operations have been primarily focused developing our mobile applications, websites and increasing our user base.

We have generated only minimal revenues from our operations thus far. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies (see “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan.

We are unable to provide a timeline for the generation of revenues which casts substantial doubt on the viability of our business and our ability to continue as a going concern.

During the year-ended December 31, 2013, we entered into a consulting agreement with Douglas Leighton on October 7, 2013 in which Mr. Leighton would receive 2.94 preferred shares (895,715 common shares post-Exchange) valued at $24,998 in exchange for his financial consulting services, including budgeting, assistance with fundraising and general strategic guidance. We also entered into agreements with its founders Isaac Dietrich, Stewart Fortier, Hyler Fortier and Tyler Knight in which they would receive common stock valued at $195,412 and options valued at $612,387 for their services, including application development, book keeping, marketing, database design, investor relations, app content marketing and several general corporate functions.

Fundraising

On October 7, 2013, we entered into agreements to issue 5.88, 5.88, and 5.89 Series A Preferred Shares (1,791,430, 1,791,430, and 1,794,516 common shares post Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for $50,000 capital investments from each. These shares were subsequently issued on the closing date of January 1, 2014.

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Product Trends and User Growth

Given that consumers are shifting their digital consumption habits from desktop computers to mobile devices, our primary focus in 2013 was developing an iOS App for use on iPhones and iPads. The MassRoots management team firmly believes in lean-startup methodology, which dictates that companies should focus on developing a minimum viable product, launch it to consumers, and then gain their feedback before spending time and resources on a full product pipeline. Since that time, the MassRoots development team has added several features to the iOS App, including symbol support (such as smiley faces), double-click to like pictures, a news feed to show a user’s friends' activity on the network, as well as restructuring the application and database to handle the growing user base. The MassRoots iOS App remains MassRoots’ primary source of new users, usage and support – and holds a 4.5 star rating in the iOS App Store through several hundred reviews as of May 1, 2014.

Shortly after launching the iOS App, we began developing an Android app to make MassRoots available to more people on more devices. However, Android development proved to be far more costly and difficult than we had anticipated due to the 2,500+ devices that currently have the Android operating system, the complexity of our App and the financial limitations of the company. We launched a minimum viable product in late September 2013, however it was only able to run on a small percentage of Android devices. We decided in mid-October to completely redevelop our Android app with a newly retained development team. We successfully re-launched a minimum viable product on Android in late February 2014. The Android app remains roughly three months behind the iOS app in terms of functionality and user-experience.

Since its inception, MassRoots’ sole objective has been to grow its user-base and acquire market share. As of June 7, 2014, MassRoots has built a network of 134,000 users, facilitated 30.7 million interactions and our mobile apps are being opened 1.8 million times each month.

Liquidity and Capital Resources

From April 24, 2013 (inception) through December 31, 2013, we generated revenues of $470 from our business operations. Since our inception through December 31, 2013, we raised approximately $167,000 in funding.

Our current cash on hand as of December 31, 2013 was $81,279, which will be used to meet our approximate monthly operating costs of $35,000 for approximately 2 months. Our operating costs will increase by approximately $7,000 per month when this registration statement is declared effective because of the costs of SEC reporting.

Through December 31, 2013, we incurred $919,635 in operating expenses. Expense related to equity awards (common stock and options) issued for services by our executive officers was the largest category of expense in the prior year, totaling $807,841. Excluding expenses related to the equity grants, our total operating expenses for the year ended December 31, 2013 was $111,794.

As of December 31, 2013, we had accrued current liabilities of $1,846.

We have a net loss and net cash used in operations of $919,123 and $85,052, respectively, for the period from April 24, 2013 (inception) to December 31, 2013.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 6 of our financial statements.

Required Capital Over the Next Fiscal Year

We anticipate the need to raise an additional $500,000 to fund our operations through the end of the second quarter of 2015. We expect to use these cash proceeds, in addition to the capital on hand, primarily to accelerate our user growth, implement consumer-facing features to boost engagement, develop and market a self-service advertising portal for cannabis-related businesses, and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational. In connection with the March 2014 Offering, we issued the $0.40 Warrants and the $0.001 Consulting Warrants. The exercise of the $0.40 Warrants and the $0.001 Consulting Warrants would result in approximately $1,904,050 to be provided to MassRoots for general corporate expenditures. However, we cannot guarantee that the $0.40 Warrants and the $0.001 Consulting Warrants will be exercised before MassRoots runs out of operational capital.

Certain Relationships And Related Transactions

On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services. Service expense of $112,505 was recognized due to the fair value of the shares in excess of the value of the short term borrowing. These shares were recorded as common stock to be issued and subsequently issued on the closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to Hyler Fortier, our Chief Operations Officer, in exchange for her services. The market value of the issued shares is $31,870 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier, our Chief Technology Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight, our Chief Marketing Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

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On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-exchange) with a market value of $24,998 to Douglas Leighton, the Company’s former director, for financial consulting services. The market value of the shares approximated the fair market value of services received. These shares were recorded as Series A Preferred Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

During the year ended December 31, 2013, the Company issued 72.06 stock options (21,954,137 shares post-Exchange) to directors and officers of the Company. In addition, options to purchase 42.81, 11.25, 9.0, and 9.0 shares (13,042,695, 3,427,478, 2,741,982 and 2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share were issued to Mr. Dietrich, Ms. Fortier, Mr. Fortier, and Mr. Knight, respectively. The options vested through January 1, 2017 and contained an acceleration clause which was triggered on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, each officer exercised all options held at that time.

FOR THE QUARTER-ENDED MARCH 31, 2014

Results of Operations

Since inception on April 24, 2013, our business operations have been primarily focused developing our mobile applications, websites and increasing our user base.

We have generated only minimal revenues from our operations thus far. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies (see “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan.

We are unable to provide a timeline for the generation of revenues which casts substantial doubt on the viability of our business and our ability to continue as a going concern.

During the quarter-ended March 31, 2014, we entered into a consulting agreement with Dutchess in which they would provide public-company related consulting services in exchange for warrants valued at $555,598. We determined Dutchess' expertise, experience and advices were critical towards successfully becoming a public company.

Fundraising

On March 18, 2014, we entered into a Plan of Reorganization (the “Plan”) with our shareholders. The Plan provided that, in connection with the March 2014 Offering, (i) all preferred shareholders would convert their shares of stock into common stock as is outlined in our certificate of incorporation; (ii) the Company’s certificate of incorporation would be amended to allow for the issuance of 200,000,000 shares of our common stock, (iii) the Company’s current shareholders would exchange their shares of our common stock for the pro-rata percentage of our newly issued 36,000,000 shares; and (iv) a registration statement would be filed with the SEC for a total of at least 49,550,000 shares of our common stock, with the remaining 13,550,000 shares would be distributed as described below.

On March 24, 2014, we completed the March 2014 Offering, where we offered $475,000 of our securities to certain accredited and non-accredited investors consisting of (i) $269,100 of principle face amount Debentures convertible into shares of the Corporation’s common stock at $0.10 per share, together with the Debenture Warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the Debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share, together with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the Common Stock purchased, at $0.40 per share.

In connection with the March 2014 Offering, we entered into certain Registration Rights Agreements, whereby we agreed to use our commercially reasonable efforts to prepare and file a registration statement with the SEC within forty-five (45) days after March 24, 2014, covering all outstanding shares of common stock (including all shares of Common Stock sold in the March 2014 Offering), in addition to all shares of common stock underlying the Debentures, Debenture Warrants, and Common Stock Warrants. Additionally, as payment for consulting services provided in relation to the March 2014 Offering, we granted Dutchess the Consulting Warrants. The Company also granted certain registration rights to Dutchess covering all shares of common stock issuable upon the excise of the Consulting Warrants.

Product Trends and User Growth

Given that consumers are shifting their digital consumption habits from desktop computers to mobile devices, our primary focus in 2013 was developing an iOS App for use on iPhones and iPads. The MassRoots management team firmly believes in lean-startup methodology, which dictates that companies should focus on developing a minimum viable product, launch it to consumers, and then gain their feedback before spending time and resources on a full product pipeline. Since that time, the MassRoots development team has added several features to the iOS App, including symbol support (such as smiley faces), double-click to like pictures, a news feed to show a users’ friends' activity on the network, as well as restructuring the application and database to handle the growing user base. The MassRoots iOS App remains MassRoots’ primary source of new users, usage and support – and holds a 4.5 star rating in the iOS App Store through several hundred reviews as of May 1, 2014.

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Shortly after launching the iOS App, we began developing an Android app to make MassRoots available to more people on more devices. However, Android development proved to be far more costly and difficult than we had anticipated due to the 2,500+ devices that currently have the Android operating system, the complexity of our App and the financial limitations of the company. We launched a minimum viable product in late September 2013, however it was only able to run on a small percentage of Android devices. We decided in mid-October to completely redevelop our Android app with a newly retained development team. We successfully re-launched a minimum viable product on Android in late February 2014. The Android app remains roughly three months behind the iOS app in terms of functionality and user-experience.

Since its inception, MassRoots’ sole objective has been to grow its user-base and acquire market share. As of June 7, 2014, MassRoots has built a network of 134,000 users, facilitated 30.7 million interactions and our mobile apps are being opened 1.8 million times each month.

Revenue

For the three months ended March 31, 2014, we generated revenues of $995 from our business operations.

From April 24, 2013 (inception) through March 31, 2014, we generated revenues of $1,495 from our business operations.

Operating Expenses

For the three months ended March 31, 2014, we incurred $682,770 in operating expenses. Expense related principally stock warrants issued for services. Excluding expenses related to the stock warrants, our total operating expenses for the three months ended March 31, 2014 was $127,171.

From April 24, 2013 (inception) through March 31, 2014, we incurred $1,602,364 in operating expenses. Expense related to equity awards (common stock and options) issued for services by our executive officers was the largest category of expense, totaling $1,943,944. Excluding expenses related to the equity grants, our total operating expenses cumulative since inception through March 31, 2014 was $341,140.

For the three months ended March 31, 2014 and for the period of inception (April 24, 2013) through March 31,2014, we had a net loss of $682,465 and $601,589 respectively.

We had net cash used in operations at March 31, 2014 and from April 24, 2013 (inception) to March 31, 2013 of $122,571 and $207,624, respectively. At March 31, 2014, net cash used of $122,571 was mainly attributed to our loss of $$682,465 offset by the cash provided from stock Warrants issued for services. While at from April 24, 2013 (inception) through March 31, 2014, the $207,624 cash used was attributed to loss from inception to March 31, 2014 offset by equity issuances for services.

We had net cash used in investing activities for the three months ended March 31, 2014 and April 24, 2013 (inception) thru March 31, 2014 of $6,231 and $7,753, respectively.

We had net cash used in financing activity for the three months ended March 31, 2014 and April 24, 2013 (inception) through March 31, 2014 of $375,200 and $542,253, respectively. These amounts were mainly attributed to equity issuances throughout the periods.

Cash on Hand as of March 31, 2014 and December 31, 2013

Our current cash on hand as of March 31, 2014 was $326,876, which will be used to meet our approximate monthly operating costs in the near future. Our operating costs will increase by approximately $7,000 per month when this registration statement is declared effective because of the costs of SEC reporting.

While our cash on hand as of December 31, 2013 was $81,279, which was used to meet our approximate monthly operating costs of $35,000 for the two months thereafter. Our operating costs have increased by approximately $7,000 per month up through the filing of this prospectus because of the costs of SEC reporting.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 6 of our financial statements.

Required Capital Over the Next Fiscal Year

We anticipate the need to raise an additional $500,000 to fund our operations through the end of the second quarter of 2015. We expect to use these cash proceeds, in addition to the capital on hand, primarily to accelerate our user growth, implement consumer-facing features to boost engagement, develop and market a self-service advertising portal for cannabis-related businesses, and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational. In connection with the March 2014 Offering, we issued the $0.40 Warrants and the $0.001 Consulting Warrants. The exercise of the $0.40 Warrants and the $0.001 Consulting Warrants would result in approximately $1,904,050 to be provided to MassRoots for general corporate expenditures. However, we cannot guarantee that the $0.40 Warrants and the $0.001 Consulting Warrants will be exercised before MassRoots runs out of operational capital.

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Certain Relationships And Related Transactions

On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange) to Isaac Dietrich, our Chief Executive Officer and Chairman, to repay $17,053 short term borrowing related to Mr. Dietrich’s payment of general Company expenses during the Company’s first months since inception and to compensate him for his services. Service expense of $112,505 was recognized due to the fair value of the shares in excess of the value of the short term borrowing. These shares were recorded as common stock to be issued and subsequently issued on the closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to Hyler Fortier, our Chief Operations Officer, in exchange for her services. The market value of the issued shares is $31,870 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Stewart Fortier, our Chief Technology Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight, our Chief Marketing Officer, in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-exchange) with a market value of $24,998 to Douglas Leighton, the Company’s former director, for financial consulting services. The market value of the shares approximated the fair market value of services received. These shares were recorded as Series A Preferred Stock to be issued and subsequently issued on the Original Offering’s closing date of January 1, 2014.

During the year ended December 31, 2013, the Company issued 72.06 stock options (21,954,137 shares post-Exchange) to directors and officers of the Company. In addition, options to purchase 42.81, 11.25, 9.0, and 9.0 shares (13,042,695, 3,427,478, 2,741,982 and 2,741,982 shares post-Exchange) of the Company’s common stock at $1.00 per share were issued to Mr. Dietrich, Ms. Fortier, Mr. Fortier, and Mr. Knight, respectively. The options vested through January 1, 2017 and contained an acceleration clause which was triggered on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, each officer exercised all options held at that time.

As payment for consulting services provided in relation to the March 2014 Offering, we issued Dutchess the Consulting Warrants on March 24, 2014. Dutchess is controlled by our former director, Douglas Leighton, and Michael Novielli. The Consulting Warrants may be exercised any time after their issuance date through and including the third anniversary of their issuance date. The Company also granted certain registration rights to Dutchess covering all shares of common stock issuable upon the excise of the Consulting Warrants; the filing of this registration statement, of which this prospectus is a part of, is intended to satisfy those rights.

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DECEMBER 31, 2013
FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of MassRoots, Inc.

We have audited the accompanying balance sheet of MassRoots, Inc. (the “Company”) as of December 31, 2013, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (April 24, 2013) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013, and the results of its operations, changes in stockholders’ equity and cash flows for the period from inception (April 24, 2013) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has a net loss and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, P.A.

Bongiovanni & Associates, P.A.

Certified Public Accountants

Cornelius, North Carolina

The United States of America

March 18, 2014

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Financial Statements

Balance Sheet as December 31, 2013

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF DECEMBER 31, 2013

December 31, 2013

ASSETS

CURRENT ASSETS
Cash	$80,479
Prepaid expense	800
TOTAL CURRENT ASSETS	81,279

FIXED ASSETS
Computer equipment	1,522
Accumulated depreciation	(228)
NET FIXED ASSETS	1,294

TOTAL ASSETS	$82,573

LIABILITIES AND STOCKHOLDERS' EQUITY

LONG-TERM LIABILITY
Accrued payroll tax	$1,846
TOTAL LIABILITIES	1,846

STOCKHOLDERS' EQUITY
Preferred series A Stock, $1 par value, 21 shares authorized; 0 shares issued and outstanding	—
Common stock, $1 par value, 1,000 shares authorized; 0 shares issued and outstanding	—
Common stock to be issued	13,890
Additional paid in capital	985,960
Deficit accumulated through the development stage	(919,123)
TOTAL STOCKHOLDERS' EQUITY	80,727

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$82,573

The report on the financial statements and accompanying notes are an integral part of these financial statements.

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Statement of Operations for the Year Ending December 31, 2013

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013

FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013

ADVERTISING REVENUE	$470

COST OF GOODS SOLD	—

GROSS PROFIT	470

GENERAL AND ADMINISTRATIVE EXPENSES:
Depreciation	228
Independent contractor expense	33,863
Legal expenses	4,675
Payroll and related expense	28,503
Preferred stock issued for services	24,998
Common stock issued for services	195,412
Options issued for services	612,387
Other general and administrative expenses	19,528
Total General and Administrative Expenses	919,593

(LOSS) FROM OPERATIONS	(919,123)

INCOME (LOSS) BEFORE INCOME TAXES	(919,123)

PROVISION FOR INCOME TAXES	—

NET (LOSS)	$(919,123)

The report on the financial statements and accompanying notes are an integral part of these financial statements.

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Statement of Cash Flows for the Year Ending December 31, 2013

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASHFLOWS
FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013

FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(919,123)
Adjustments to reconcile net (loss ) to net cash (used in )
operating activities:
Depreciation	228
Preferred stock issued for services	24,998
Common stock issued for services	195,412
Options issued for services	612,387
Changes in operating assets and liabilities
Prepaid expense	(800)
Accrued payroll tax	1,846
Net Cash (Used in) Operating Activities	(85,052)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(1,522)
Net Cash (Used in) Investing Activities	(1,522)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock for cash	150,000
Proceeds from short term borrowing-related party	17,053

Net Cash Provided by Financing Activities	167,053

NET INCREASE IN CASH	80,479

CASH AT BEGINNING OF PERIOD	—

CASH AT END OF YEAR	$80,479

NON-CASH FINANCING ACTIVITIES
Repayment of short term borrowing - related party through issuance of preferred stock	$17,053
The report on the financial statements and accompanying notes are an integral part of these financial statements.

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Statement of Shareholder Equity from April 24, 2013 to December 31, 2013

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH DECEMBER 31, 2013

	Preferred Stock Shares	Preferred Stock Amount	Common Stock Shares	Common Stock Amount	Preferred Stock to be Issued Shares	Preferred Stock to be Issued Amount	Common Stock to be Issued Shares	Common Stock to be Issued Amount	Additional Paid-in capital	Retained Deficit	Total stockholders equity (deficit)

Balances as of April 24, 2013	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Preferred stock issued for cash	—	—	—	—	18	18	—	—	149,982	—	150,000
Preferred stock issued for services	—	—	—	—	3	3	—	—	24,995	—	24,998
Retroactive adjustment for subsequent conversion (Note 8)	—	—	—	—	(21)	(21)	6,273,052	6,273	(6,252)	—	—
Common stock issued for repayment of short term borrowing and services	—	—	—	—	—	—	7,616,625	7,617	204,848	—	212,465
Option issued for services	—	—	—	—	—	—	—	—	612,387	—	612,387
Net Loss for the period ended December 31, 2013	—	—	—	—	—	—	—	—	—	(919,123)	(919,123)
Balances as of December 31, 2013	—	—	—	—	(0)	(0)	13,889,677	13,890	985,960	(919,123)	80,727

The report on the financial statements and accompanying notes are an integral part of these financial statements.

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Note 1: Critical Accounting Policies and Estimates

Basis of Presentation

The financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business..

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

Cost of Sales

The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. Net loss per share is not presented because the Company has no shares issued at December 31, 2013.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Fair Value for Financial Assets and Financial Liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

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The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense and accrued payroll tax approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value on December 31, 2013 nor gains or losses are reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the for the period ended December 31, 2013.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2014-05, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Note 2: Income Taxes

Due to the operating loss and the inability to recognize an income tax benefit there is no provision for current or deferred Federal or state income taxes for the period ended December 31, 2013.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for Federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using Federal and state effective tax rates, as of December 31, 2013 is as follows:

Total Deferred Tax Asset	$ 29,240
Valuation Allowance	(29,240)
Net Deferred Tax Asset	-

The reconciliation of income taxes computed at the Federal statutory income tax rate to total income taxes for the period from inception through December 31, 2013 is as follows:

2013
Income tax computed at the Federal statutory rate	34%
State income tax, net of Federal tax benefit	0%
Total	34%
Valuation allowance	-34%
Total deferred tax asset	0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $29,240 for the period ended December 31, 2013.

As of December 31, 2013, the Company had a Federal and state net operating loss carry forward in the amount of approximately $86,000, which expires in the tax year 2033.

Note 3: Capital Stock

On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis, and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

All common stock and per share data for all periods presented in these financial statements have been restated to give effect to the Exchange.

The Company is currently authorized to issue 21 Series A Preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of December 31, 2013, there were zero shares of Series A Preferred shares issued and outstanding.

On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares post-Exchange) with a market value of $24,998 to Douglas Leighton for financial consulting services. The market value of the shares approximated the fair market value of services received. These shares were recorded as Common Stock to be issued as of December 31, 2013.

On October 7, 2013, the Company entered into an agreement to issue 5.88 Series A Preferred Shares (1,791,430 common shares post-Exchange) to Bass Point Capital, LLC in exchange for a $50,000 capital investment. These shares were recorded as Common Stock to be issued as of December 31, 2013.

On October 7, 2013, the Company entered into an agreement to issue 5.88 Series A Preferred Shares (1,791,430 common shares post-Exchange) to WM18 Finance LTD in exchange for a $50,000 capital investment. These shares were recorded as Common Stock to be issued as of December 31, 2013.

On December 7, 2013, the Company entered into an agreement to issue 5.89 Series A Preferred Shares (1,794,477 common shares post-Exchange) to Rother Investments, LLC in exchange for a $50,000 capital investment. These shares were recorded as Common Stock to be issued as of December 31, 2013.

The Company is currently authorized to issue 200,000,000 common shares at $0.001 par value per share. As of December 31, 2013, there were zero shares of common stock issued and outstanding, 13,889,677 shares of common stock to be issued. Additionally, the Company has issued options to acquire 72.06 shares (21,954,160 shares post-Exchange) of common stock to employees in exchange for services.

On April 24, 2013, the Company approved the issuance of 15.25 shares (4,646,141 shares post-Exchange) of common stock to Isaac Dietrich to repay $17,053 short term borrowing from him. Service expense of $112,550 was recognized due to the fair value of the shares in excess of the value of the short term borrowing. These shares were recorded as Common Stock to be issued as of December 31, 2013.

On April 24, 2013, the Company approved the issuance of 3.75 shares (1,142,494 shares post-Exchange) of common stock to Hyler Fortier in exchange for his services. The market value of the issued shares is $31,870 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued as of December 31, 2013.

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On April 24, 2013, the Company approved the issuance of 3.00 shares (913,995 shares post-Exchange) of common stock to Stewart Fortier in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued as of December 31, 2013.

On April 24, 2013, the Company approved the issuance of 3.00 shares (913,995 shares post-Exchange) of common stock to Tyler Knight in exchange for his services. The market value of the issued shares is $25,496 and is approximated to be the fair market value of the services received. These shares were recorded as Common Stock to be issued as of December 31, 2013.

Note 4: Stock Options

During the year ended December 31, 2013, the Company issued 72.06 stock options to directors and officers of the Company.  42.81 stock options were issued as part of the employment agreement with the Company’s President and CEO Isaac Dietrich.  The stock option allows Isaac Dietrich to purchase 42.81 shares of the Company’s common stock at $1.00 per share per each individual option. The options will vest through January 1, 2017. 9.0 stock options were issued as part of the employment agreement with the Company’s Chief Marketing Officer Tyler Knight.  The stock option allows Tyler Knight to purchase 9.0 shares of the Company’s common stock at $1.00 per share per each individual option. The options will vest through January 1, 2017.  9.0 stock options were issued as part of the employment agreement with the Company’s Chief Technology Officer Stewart Fortier.  The stock option allows Stewart Fortier to purchase 9.0 shares of the Company’s common stock at $1.00 per share per each individual option.  The options will vest through January 1, 2017. 11.25 stock options were issued as part of the employment agreement with the Company’s Chief Operations Officer Hyler Fortier.  The stock option allows Hyler Fortier to purchase 11.25 shares of the Company’s common stock at $1.00 per share per each individual option. The options will vest through January 1, 2017. The Company did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the options.

During the period ended December 31, 2013, the Company recorded an expense of $612,387 equal to the estimated fair value of the options at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1.73% risk-free interest, 0% dividend yield, 200% volatility, and expected life of 7 years for Isaac Dietrich’s, Tyler Knight’s, Hyler Fortier’s and Stewart Fortier’s options.

No other stock options have been issued or exercised.

Note 5: Fixed Assets

Fixed assets were comprised of the following as of December 31, 2013. Depreciation is calculated using the straight-line method over a 5 year period.

December 31
Cost:
Computers	1,522
Total	1,522
Less: Accumulated depreciation	228
Property and equipment, net	$1,294

Note 6: Going Concern and Uncertainty

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its vast user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Note 7: Development Stage Company

The Company is in the development stage as of December 31, 2013 and to date has had no significant operations. Recovery of the Company assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company’s development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure.

Note 8: Subsequent Events

In accordance with the vesting agreements of Isaac Dietrich, Tyler Knight, Hyler Fortier and Stewart Fortier, upon the closure of the Series A Preferred Capital Raise on January 1, 2014, acceleration of the vesting schedules occurred. This caused full ownership interest of 58.06 (17,688,850 post-Exchange) common stock shares to be issued to Isaac Dietrich, 15.00 (4,569,975 post-Exchange) common stock shares to be issued to Hyler Fortier, 12.00 (3,655,980 post-Exchange) common stock shares to be issued to Stewart Fortier and 12.00 (3,655,980 post Exchange) common stock shares to be issued to Tyler Knight.

On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis, and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange.

The Company evaluated subsequent events through the date its financial statements were issued on March 18, 2014. The Company is in the development stage as of December 31, 2013 and to date has had no significant operations. Recovery of the Company assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company’s development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure.

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MARCH 31, 2014 – FINANCIAL STATEMENTS

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Balance sheet for the quarter-ended March 31, 2014

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31, 2014	December 31, 2013

ASSETS

CURRENT ASSETS
Cash	$326,876	$80,479
Prepaid expense	1,200	800
TOTAL CURRENT ASSETS	328,076	81,279

FIXED ASSETS
Computer and office equipment	7,753	1,522
Accumulated depreciation	(460)	(228)
NET FIXED ASSETS	7,293	1,294

TOTAL ASSETS	335,368	82,573

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	5,046	—
TOTAL CURRENT LIABILITIES	5,046	—

LONG-TERM LIABILITY
Convertible debentures, net of $130,442 discount	138,658	—
Accrued payroll tax	—	1,846
TOTAL LIABILITIES	143,704	1,846

STOCKHOLDERS' EQUITY

Preferred series A stock, $1 par value, 21 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock to be issued	38,059	13,890
Common stock - warrants	66,712	—
Additional paid in capital	1,792,713	985,960
Common stock subscription receivable	(12,272)	—
Debenture subscription receivable	(87,600)	—
Deficit accumulated through the development stage	(1,605,947)	(919,123)
TOTAL STOCKHOLDERS' EQUITY	191,665	80,727

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$335,368	$82,573

The accompanying notes are an integral part of these financial statements.

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Statement of Operations for the quarter-ended March 31, 2014

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2014 AND FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH MARCH 31, 2014
(UNAUDITED)

	FOR THE 3 MONTHS ENDED MARCH 31, 2014	FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH MARCH 31, 2014

ADVERTISING REVENUE	$995	$1,465

COST OF GOODS SOLD	690	690

GROSS PROFIT	305	775

GENERAL AND ADMINISTRATIVE EXPENSES:
Amortization of discount on debentures payable	1,263	1,263
Depreciation	233	461
Independent contractor expense	22,067	55,930
Legal expenses	9,200	13,875
Payroll and related expense	32,908	61,411
Preferred stock issued for services	—	24,998
Common stock issued for services	—	195,412
Options issued for services	—	612,387
Warrants issued for services	555,598	555,598
Other general and administrative expenses	61,501	81,029
Total General and administrative expenses	682,770	1,602,364

(LOSS) FROM OPERATIONS	(682,465)	(1,601,589)

INCOME (LOSS) BEFORE INCOME TAXES	(682,465)	(1,601,589)

PROVISION FOR INCOME TAXES	—	—

NET (LOSS)	$(682,465)	$(1,601,589)

The accompanying notes are an integral part of these financial statements.

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Statement of Cash Flows for the quarter-ended March 31, 2014

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASHFLOWS
FOR THE 3 MONTHS ENDED MARCH 31, 2014 AND FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH MARCH 31, 2014
(UNAUDITED)
	FOR THE 3 MONTHS ENDED MARCH 31, 2014	FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH MARCH 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(682,465)	$(1,601,589)
Adjustments to reconcile net (loss ) to net cash (used in )
operating activities:
Amortization of discounts on debentures payable	1,263	1,263
Depreciation	233	461
Preferred stock issued for services	—	24,998
Common stock issued for services	—	195,412
Options issued for services	—	612,387
Warrants issued for services	555,598	555,598
Changes in operating assets and liabilities
Prepaid expense	(400)	(1,200)
Accounts payable	5,046	5,046
Accrued payroll tax	(1,846)
Net Cash (Used in) Operating Activities	(122,571)	(207,624)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for equipment	(6,231)	(7,753)
Net Cash (Used in) Investing Activities	(6,231)	(7,753)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible Debentures for cash	181,500	181,500
Issuance of common stock for cash	193,700	193,700
Issuance of preferred stock for cash	—	150,000
Proceeds from short term borrowing-related party	—	17,053

Net Cash Provided by Financing Activities	375,200	542,253

NET INCREASE IN CASH	246,398	326,876

CASH AT BEGINNING OF PERIOD	80,479	—

CASH AT END OF YEAR	$326,876	$326,876

NON-CASH FINANCING ACTIVITIES
Repayment of short term borrowing - related party through issuance of preferred stock	$—	$17,053

The accompanying notes are an integral part of these financial statements.

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Statement of Stockholders Equity for the quarter-ended March 31, 2014

MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH MARCH 31, 2014

	Preferred Shares	Preferred Stock Amount	Common Shares	Common Amount	Pref. Stock to be Issued Shares	Pref. Stock to be Issued Amount	Common to be Issued Shares	Common to be Issued Amount	Common Stock Warrants	Add. Paid-in capital	Debenture Subscription Receivable	Common Stock Subscription Receivable	Retained Deficit	Total stockholders equity (deficit)

Balances as of April 24, 2013	—	$—	—	$—	—	$—	—	$—		$—	—	—	$—	$—
Preferred stock issued for cash	—	—	—	—	18	18	—	—	—	149,982	—	—	—	150,000
Preferred stock issued for services	—	—	—	—	3	3	—	—	—	24,995	—	—	—	24,998
Retroactive adjustment for subsequent conversion.	—	—	—	—	(21)	(21)	6,273,052	6,273	—	(6,252)	—	—	—	—
Common stock issued for repayment of short term borrowing and services	—	—	—	—	—	—	7,616,625	7,617	—	204,848	—	—	—	212,465
Option issued for services	—	—	—	—	—	—	—	—	—	612,387	—	—	—	612,387
Net Loss for the period ended December 31, 2013	—	—	—	—	—	—	—	—	—	—	—	—	(919,123)	(919,123)
Balances as of December 31, 2013	—	—	—	—	(0)	(0)	13,889,677	13,890	—	985,960	—	—	(919,123)	80,727

Accrued dividend on preferred stock	—	—	—	—	—	—	—	—	—		—	—	(4,358)	(4,358)
Conversion of dividend into common stock	—	—	—	—	—	—	156,293	156	—	4,202	—	—	—	4,358
Exercise of options	—	—	—	—	—		21,954,160	21,954	—	(21,882)	—	(72)	—	—
Issuance of common stock for cash	—	—	—	—		—	2,059,000	2,059	—	203,841	—	(12,200)	—	193,700

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MASSROOTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)
FOR THE PERIOD FROM INCEPTION (APRIL 24, 2013) THROUGH MARCH 31, 2014

	Preferred Shares	Preferred Stock Amount	Common Shares	Common Amount	Pref. Stock to be Issued Shares	Pref. Stock to be Issued Amount	Common to be Issued Shares	Common to be Issued Amount	Common Stock Warrants	Add. Paid-in capital	Debenture Subscription Receivable	Common Stock Subscription Receivable	Retained Deficit	Total stockholders equity (deficit)
Issuance of warrants for services	—	—	—	—	—	—	—	—	—	555,598	—	—	—	555,598
Warrants issued with common stock	—	—	—	—	—	—	—	—	66,712	(66,712)	—	—	—	—
Debenture subscription receivable	—	—	—	—	—	—	—	—	—	—	(87,600)	—	—	(87,600)
Intrinsic value from beneficial conversion feature	—	—	—	—	—	—	—	—	—	131,705	—	—	—	131,705
Adjustment due to rounding error	—	—	—	—	—	—	(130)	—	—	—	—	—	—	—
Net Loss for the period ended March 31, 2014	—	—	—	—	—	—	—	—	—	—	$—	—	(682,465)	(682,465)
Balances as of March 31, 2014	—	$—	—	$—	—	$—	38,059,000	$38,059	$66,712	$1,792,713	(87,600)	$(12,272)	$(1,605,947)	$191,665

The accompanying notes are an integral part of these financial statements.

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Notes to the Financial Statements – March 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MassRoots, Inc. (the “Company”) is a digital hub for the cannabis community. Through its mobile applications, websites and other digital properties, MassRoots enables its users to share their experiences, connect with like-minded people and discover quality content on the web. The Company was incorporated in the State of Delaware on April 24, 2013.

MassRoots’ primary focus during fiscal year 2014 was to build out its digital infrastructure to support tens of thousands of simultaneous users and facilitate millions of interactions; as of March 31, 2013, MassRoots had 25,000 monthly active users.

MassRoots’ primary source of revenue is advertising from businesses, brands and non-profits. Its secondary source of income is merchandise sales.

Basis of Presentation

The financial statements include the accounts of MassRoots, Inc. under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,

(ii)	the services have been rendered and all required milestones achieved,

(iii)	the sales price is fixed or determinable, and

(iv)	Collectability is reasonably assured.

MassRoots primarily generates revenue by charging businesses to advertise on the network. MassRoots has the ability to target advertisements directly to a clients’ target audience, based on their location, on their mobile devices. All advertising services take between a few hours to up to one month to complete, unless otherwise noted.

MassRoots’ secondary source of income is merchandise sales. The objective with the sales is not to generate large profit margins, but to help offset the cost of marketing. Each t-shirt, sticker and jar MassRoots sells will likely lead to more downloads and active users.

Cost of Sales - The Company’s policy is to recognize cost of sales in the same manner in conjunction with revenue recognition, when the costs are incurred. Cost of sales includes the costs directly attributable to revenue recognition. Selling, general and administrative expenses are charged to expense as incurred.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Loss Per Share - Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. Net loss per share is not presented because the Company has no shares issued at March 31, 2014.

Risk and Uncertainties - The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Convertible Debentures - If the conversion features of conventional convertible debt provides for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt using the effective interest method.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

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Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense and accrued payroll tax approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value on March 31, 2014, nor gains or losses are reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the period ended March 31, 2014.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2014-05, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE 2 - INCOME TAXES

Due to the operating loss and the inability to recognize an income tax benefit there is no provision for current or deferred federal or state income taxes for the three months ended March 31, 2014.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of March 31, 2014 is as follows:

Total Deferred Tax Asset	$ 72,000
Valuation Allowance	(72,000)
Net Deferred Tax Asset	-

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the period ended March 31, 2014 is as follows:

2014
Income tax computed at the federal statutory rate	34%
State income tax, net of federal tax benefit	0%
Total	34%
Valuation allowance	-34%
Total deferred tax asset	0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $43,000 for the three months ended March 31, 2014.

As of March 31, 2014, the Company had a federal and state net operating loss carry forward in the amount of approximately $212,000, which expires in the tax year 2034.

NOTE 3 - CAPITAL STOCK

On March 18, 2014, the Company entered into a Plan of Reorganization with its shareholders in which the following was effected: (i) on March 21, 2014, the Company’s Certificate of Incorporation was amended to allow for the issuance of 200,000,000 shares of the Company’s common stock; (ii) on March 24, 2014, each of the Company’s preferred shareholders converted their shares into common stock on a one for one basis, and (iii) on March 24, 2014, each of the Company’s shareholders surrendered their shares of the Company’s common stock in exchange for the pro-rata distribution of 36,000,000 newly issued shares of Company’s common stock, based on the percentage of the total shares of common stock held by the shareholder immediately prior to the exchange (the “Exchange”).

The Company is currently authorized to issue 21 Series A preferred shares at $1.00 par value per share with 1:1 conversion and voting rights. As of March 31, 2014, there were zero shares of Series A preferred share issued and outstanding.

The Company is currently authorized to issue 200,000,000 common shares at $0.001 par value per share. As of March 31, 2014, there were zero shares of common stock issued and outstanding, 38,059,000 shares of common stock to be issued. Additionally, the Company has issued options to acquire 72.06 shares (21,954,160 shares post-exchange) of common stock to employees in exchange for services.

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On January 1, 2014, the directors and officers exercised all of then outstanding 72.06 stock options and acquired 72.06 shares of common stock at $1 per share. These 72.06 shares of common stock were exchanged for 21,954,160 shares of common stock during the Exchange. As of March 31, 2014, the Company has not received $72.06 and it was recorded as common stock subscription receivable.

On March 18, 2014, immediately prior to the exchange, the Company converted $4,358 accrued dividend from Series A preferred shares into 0.513 share of common stock, which was exchanged for 156,293 shares of common stock during the Exchange.

On March 24, 2014, the Company issued 2,059,000 shares of common stock in exchange for $205,900 cash. As of March 31, 2014, $12,200 has not been received by the Company and was recorded as common stock subscription receivable.

NOTE 4 – STOCK WARRANTS

On March 24, 2014, the Company issued warrants to a third party for the purchase of 4,050,000 and 2,375,000 shares of common stock, at an exercise price of $0.001 and $0.4 per share, respectively. The warrants may be exercised any time after issuance through and including the third (3rd) anniversary of its original issuance. The Company recorded an expense of $555,598 equal to the estimated fair value of the warrants at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years

On March 24, 2014, in connection to the issuance of convertible debentures of $269,100 to certain investors, which are convertible into shares of the Company’s common stock at $0.1 per share, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,345,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. See Note 5 for further discussion.

On March 24, 2014, in connection to the issuance of 2,059,000 shares of common stock, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,029,500 shares of the Company’s common stock at $0.4 per share. The warrants may be exercised any time after the issuance through and including the third (3rd) anniversary of its original issuance. The warrants have a fair market value of $66,712. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 0.75% risk-free interest, 0% dividend yield, 150% volatility, and expected life of 3 years

Stock warrants outstanding and exercisable on March 31, 2014 are as follows:
Exercise Price per Share	Shares Under warrants	Remaining Life in Years
Outstanding
$0.001	4,050,000	3
$0.4	4,750,000	3

Exercisable
$0.001	4,050,000	3
$0.4	4,750,000	3

No other stock warrants have been issued or exercised during the three months ended March 31, 2014.

NOTE 5 – CONVERTIBLE DEBENTURES

On March 24, 2014, the Company issued several convertible debentures to certain accredited investors. The total amount of the debentures is $269,100 and matures on March 24, 2016 with zero percent interest rate. The debentures are convertible into shares of the Company’s common stock at $0.1 per share. In addition, the Company granted to the same investors three−year warrants to purchase an aggregate of 1,345,500 shares of the Company’s common stock at $0.4 per share. As of March 31, 2014, $87,600 funds from the debentures have not been received by the Company and was recorded as debenture subscription receivable.

The debentures were discounted in the amount of $131,705 due to the intrinsic value of the beneficial conversion option and relative fair value of the warrants. As of March 31, 2014, the aggregate carrying value of the debentures was $138,658, net of debt discounts of $132,968. The Company recorded amortization of debt discount in amount of $1,263 during the three months ended March 31, 2014.

NOTE 6 - FIXED ASSETS

Fixed assets were comprised of the following as of March 31, 2014 and December 31, 2013, respectively. Depreciation is calculated using the straight-line method over a 5 year period.

	March 31, 2014	December 31, 2013
Cost:
Computers	5,571	1,522
Office equipment	2,182
Total	7,753	1,522
Less: Accumulated depreciation	460	228
Property and equipment, net	$7,293	1,294

NOTE 7 – GOING CONCERN AND UNCERTAINTY

The Company has suffered losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to translate its vast user base into sales. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

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NOTE 8 - DEVELOPMENT STAGE COMPANY

The Company is in the development stage as of March 31, 2014 and to date has had no significant operations. Recovery of the Company assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company’s development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure.

NOTE 9 - SUBSEQUENT EVENTS

On June 6, 2014, MassRoots established the 2014 Employee Incentive Plan (the “Plan”), which gave the Board of Directors the authority to allocate 4,000,000 shares of common stock to current and future MassRoots employees, directors, and consultants.

On June 6, 2014, pursuant to the Plan, the Board of Directors granted Vincent "Tripp" Keber, III and Ean Seeb 250,000 shares and options to purchase 750,000 shares at a $0.10 strike price over a period of three years. Under the terms of the agreement, 250,000 options will begin vesting monthly for a period of one year on October 1, 2014; 250,000 options will begin vesting monthly the later of the company obtaining 830,000 users or October 1, 2015; 250,000 options will vest on the later of the Company obtaining 1,080,000 users or October 1, 2016.

On June 6, 2014, pursuant to the Plan, the Board of Directors granted Sebastian Stant 250,000 shares and options to purchase 550,000 shares at a $0.10 strike price for his services as the Company's Lead Web Developer. Under the terms of the agreement, 250,000 options will vest upon the company obtaining 250,000 users; 150,000 options will vest upon the company obtaining 500,000 users; and 150,000 options will vest upon the company obtaining 750,000 users.

On June 6, 2014, pursuant to the Plan, the Board of Directors granted Jesus Quintero 100,000 shares for his services as the Company's Chief Financial Officer.

The Company evaluated subsequent events through the date its financial statements were issued on June 9, 2014.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Thompson Hine LLP.

EXPERTS

The financial statements of MassRoots, Inc. as of December 31, 2013 and March 31, 2014 have been included herein and in this prospectus in reliance upon the reports of Bongiovanni & Associates, P A, certified public accountants, for the periods as of December 31, 2013 and March 31, 2014 and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2013 and March 31, 2014 financial statements contains an explanatory paragraph that states that MassRoots, Inc. has suffered net losses since inception from operations and this raises substantial doubt about the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are required to file annual, quarterly and current reports and other information with the SEC. You can read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available from the SEC’s website at http://www.sec.gov. We will also gladly send any filing to you upon your written request to Isaac Dietrich, our Chief Executive Officer, at 6525 Gunpark Drive, Ste. 370 #150, Boulder, CO 80301.

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This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

MASSROOTS, INC.

50,400,000 Shares of Common Stock,

PROSPECTUS

June 13, 2014

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses (estimated except for the SEC registration fees) in connection with the offering described in the registration statement:

SEC registration fees	$649
Costs of printing	$50
Legal fees and expenses	$30,000
Accountants fees and expenses	$11,500
Miscellaneous	$500
TOTAL	$42,699

Item 14. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of MassRoots, Inc. (the “Company”) provides that:

•      The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnified Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys" fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

•      The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

•      If a claim for indemnification or advancement of expenses under this Article is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Any indemnification as outlined above is not exclusive of any other rights to indemnification afforded by Delaware law.

Item 15. Recent Sales of Unregistered Securities.

Each of the below transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Since the Company’s inception on April 24, 2013 through March 18, 2014, the Company issued and/or sold the following unregistered securities:

•	On April 24, 2013, the Company approved the issuance of 15.25 shares of common stock (4,569,970 shares post-Exchange, as defined herein) to the Company’s CEO and Chairman, Isaac Dietrich, to repay $17,053 short term borrowing from him and for services provided. In addition, 42.81 stock options were issued as part of the employment agreement with the Mr. Dietrich. The stock option allows Mr. Dietrich to purchase 42.81 shares of the Company’s common stock (13,042,695 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Dietrich exercised all options held at that time.
•	On April 24, 2013, the Company approved the issuance of 3.75 shares of common stock (1,142,493 shares post-Exchange) to the Company’s Chief Operations Officer, Hyler Fortier, in exchange for her services. 11.25 stock options were also issued as part of the employment agreement with Ms. Fortier. The stock options allow Ms. Fortier to purchase 11.25 shares of the Company’s common stock (3,427,478 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Ms. Fortier exercised all options held at that time.
•	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to the Company’s Chief Technology Officer, Stewart Fortier, in exchange for his services. 9.0 stock options were issued as part of the employment agreement with Mr. Fortier. The stock options allow Mr. Fortier to purchase 9.0 shares of the Company’s common stock (2,741,982 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Fortier exercised all options held at that time.
•	On April 24, 2013, the Company approved the issuance of 3.00 shares of common stock (913,994 shares post-Exchange) to Tyler Knight in exchange for his services. 9.0 stock options were also issued as part of the employment agreement with Mr. Knight. The stock options allow Tyler Knight to purchase 9.0 shares of the Company’s common stock (2,741,982 shares post-Exchange) at $1.00 per share per each individual option. The options will vest through January 1, 2017. Each option issued contained an acceleration clause which was triggered upon the closure of the financing on January 1, 2014 that caused all options to vest immediately. On January 1, 2014, Mr. Knight exercised all options held at that time.
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•	On October 7, 2013, the Company entered into an agreement to issue as compensation for services provided a total of 2.94 Series A Preferred shares (895,715 common shares shares post-Exchange) with a market value of $24,998 to Douglas Leighton for financial consulting services. These shares were issued on January 1, 2014.
•	On October 7, 2013,we entered into agreements to issue 5.88, 5.88, 5.89 Series A Preferred Shares (1,791,430, 1,791,430 and 1,794,516 common shares post Exchange) to Bass Point Capital, LLC, WM18 Finance LTD, and Rother Investments, LLC, respectively, in exchange for $50,000 capital investments from each. These shares were subsequently issued on the closing date of January 1, 2014.
•	On March 18, 2014, as part of a Plan of Reorganization, (i) all preferred shareholders converted their shares of stock into common stock as is outlined in our certificate of incorporation; (ii) the Company’s certificate of incorporation was amended to allow for the issuance of 200,000,000 shares of our common stock, (iii) the Company’s current shareholders exchanged their shares of our common stock for the pro-rata percentage of 36,000,000 shares of our common stock (the “Exchange”).

From March 18, 2014 through March 31, 2014, the Company issued and/or sold the following unregistered securities:

•	On March 18, 2014, as payment for consulting services, we granted Dutchess Opportunity Fund, II LP a warrant exercisable into 4,050,000 shares of our common stock at $0.001 per share, and a warrant exercisable into 2,375,000 shares of our common stock at $0.40 per share.

•	On March 24, 2014, we completed an offering of $475,000 of our securities to certain accredited and non-accredited investors consisting of (i) $269,100 of convertible debentures, convertible into shares of the Company’s common stock at $0.10 per share, together with warrants, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock underlying the convertible debentures, at $0.40 per share; and (ii) 2,059,000 shares of our common stock at $0.10 per share, with a warrant, exercisable into an amount of our common stock equal to fifty percent (50%) of the common stock purchased, at $0.40 per share.

On June 6, 2014, each of Ean Seeb, Tripp Keber, and Sebastian Stant received a stock award of 250,000 shares of our common stock, while Jesus Quintero received a stock award of 100,000 shares of our common stock as compensation for their service. Each of Ean Seeb, Tripp Keber, and Sebastian Stant also received unvested 750,000, 750,000, and 550,000 options, respectively, to purchase shares of our common stock pursuant to our 2014 Equity Incentive Plan which have not yet vested, will not vest within 60 days, and/or contain performance based conditions. Shares of common stock underlying such options are not covered under this registration statement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

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Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed with this registration statement:

No.	Description
2.1	Plan of Reorganization, dated March 18, 2014*
3.1	Amended and Restated Certificate of Incorporation of the Company*
3.2	Amendment to Amended and Restated Certificate of Incorporation of the Company*
3.3	Bylaws of the Company*
4.1	Form of Common Stock Certificate *
4.2	Form of Common Stock Warrant*
4.3	Form of Debenture Agreement*
4.4	Form of Debenture Warrant*
4.5	Consulting Warrant, for 2,375,000 shares at $0.40 per share*
4.6	Consulting Warrant, for 4,050,000 shares at $0.001 per share*
5.1	Opinion of Thompson Hine LLP regarding the legality of the securities being registered*
10.1	Employment Agreement by and between the Company and Isaac Dietrich, dated April 1, 2014*
10.2	Employment Agreement by and between the Company and Hyler Fortier, dated April 1, 2014*
10.3	Employment Agreement by and between the Company and Stewart Fortier, dated April 1, 2014*
10.4	Employment Agreement by and between the Company and Tyler Knight, dated April 1, 2014*
10.5	Opus Virtual Office Agreement, dated March 14, 2014, by and between Opus Virtual Office and the Company *
10.6	oDesk User Agreement, effective October 25, 2013*
10.7	Parse Services Hosting Agreement, dated December 18, 2013, by and between Parse, LLC and the Company*
10.8	Consulting Agreement, dated March 18, 2014, by and between Dutchess Opportunity Fund, II, LP and the Company*
10.9	Form of Security Agreement*
10.10	Form of Subscription Agreement*
10.11	Form of Debenture Registration Rights Agreement*
10.12	2014 Stock Incentive Plan and forms of stock option agreement and stock award agreement thereunder.+
10.13	Leak Out Agreement by and between the Company and Dutchess Opportunity Fund, II, LP*
10.14	Consulting Agreement, dated May 1, 2014, by and between JDE Development LLC and the Company*
23.1	Consent of Bongiovanni & Associates, P.A.*
23.2	Consent of Thompson Hine, LLP (included in Exhibit 5.1 to this registration statement on Form S-1) *

*Filed hereby with this registration statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on June 13, 2014.

MASSROOTS, INC.

By:	/s/ Isaac Dietrich Isaac Dietrich Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Isaac Dietrich	Principal Executive Officer and Chairman of the Board of Directors	June 13, 2014
Isaac Dietrich

/s/ Tripp Keber	Director	June 13, 2014
Tripp Keber

/s/ Tyler Knight	Director, Chief Marketing Officer	June 12, 2014
Tyler Knight

/s/ Stewart Fortier	Director, Chief Technology Officer	June 13, 2014
Stewart Fortier

/s/ Jesus Quintero	Chief Financial Officer (Principle Financial Officer)	June 13, 2014
Jesus Quintero

/s/ Hyler Fortier	Chief Operations Officer	June 13, 2014
Hyler Fortier